Exhibit A

                          AGREEMENT AND PLAN OF MERGER
                                      AMONG
                              RYKOFF-SEXTON, INC.,
                           USF ACQUISITION CORPORATION
                                       AND
                               US FOODSERVICE INC.
                             DATED FEBRUARY 2, 1996

                                TABLE OF CONTENTS


                                                                            Page

ARTICLE I     DEFINITIONS....................................................A-1

ARTICLE II    THE MERGER; EFFECTIVE TIME; CLOSING............................A-8
       2.1.   The Merger.....................................................A-8
       2.2.   Effective Time.................................................A-9
       2.3.   Closing........................................................A-9

ARTICLE III   TERMS OF MERGER................................................A-9
       3.1.   Certificate of Incorporation...................................A-9
       3.2.   The By-Laws....................................................A-9
       3.3.   Directors......................................................A-9
       3.4.   Officers.......................................................A-9

ARTICLE IV    MERGER CONSIDERATION; CONVERSION OR
              CANCELLATION OF SHARES IN THE MERGER..........................A-10
       4.1.   Share Consideration; Conversion or Cancellation of Shares in
              the Merger....................................................A-10
       4.2.   Payment for Shares in the Merger..............................A-12
       4.3.   Fractional Shares.............................................A-14
       4.4.   Transfer of Shares after the Effective Time...................A-14
       4.5.   Dissenting Shares.............................................A-14

ARTICLE V     REPRESENTATIONS AND WARRANTIES OF THE
              COMPANY.......................................................A-15
       5.1.   Organization, Etc. of the Company.............................A-15
       5.2.   Subsidiaries..................................................A-15
       5.3.   Agreement.....................................................A-16
       5.4.   Capital Stock.................................................A-16
       5.5.   Other Interests...............................................A-18
       5.6.   Litigation....................................................A-18
       5.7.   Compliance with Other Instruments, Etc........................A-18
       5.8.   Employee Benefit Plans........................................A-19
       5.9.   Labor Matters.................................................A-22
       5.10.  Taxes.........................................................A-22
       5.11.  Intellectual Property.........................................A-24
       5.12.  Properties....................................................A-24
       5.13.  Environmental Matters.........................................A-25
       5.14.  Registration Statement and Financial Statements...............A-25
       5.15.  Absence of Certain Changes or Events..........................A-26
       5.16.  Contracts and Leases..........................................A-27
       5.17.  Affiliated Transactions.......................................A-27
       5.18.  Brokers and Finders...........................................A-28
       5.19.  S-4 Registration Statement and Proxy Statement/Prospectus....A-28
       5.20.  Tax Matters...................................................A-28
       5.21.  Stockholders Agreement........................................A-28
       5.22.  Opinion of Financial Advisor..................................A-28


                                        i

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ARTICLE VI    REPRESENTATIONS AND WARRANTIES OF RSI AND
              MERGER SUB....................................................A-29
       6.1.   Organization, Etc. of RSI.....................................A-29
       6.2.   Subsidiaries..................................................A-29
       6.3.   Agreement.....................................................A-30
       6.4.   Capital Stock.................................................A-31
       6.5.   Authorization for RSI Common Shares...........................A-31
       6.6.   Other Interests...............................................A-32
       6.7.   Litigation....................................................A-32
       6.8.   Compliance with Other Instruments, Etc........................A-32
       6.9.   Employee Benefit Plans........................................A-33
       6.10.  Labor Matters.................................................A-35
       6.11.  Taxes.........................................................A-35
       6.12.  Intellectual Property.........................................A-37
       6.13.  Properties....................................................A-37
       6.14.  Environmental Matters.........................................A-38
       6.15.  Reports and Financial Statements..............................A-38
       6.16.  Absence of Certain Changes or Events..........................A-39
       6.17.  Contracts and Leases..........................................A-40
       6.18.  Affiliated Transactions.......................................A-40
       6.19.  Ownership of Merger Sub; No Prior Activities; Assets of
              Merger Sub....................................................A-40
       6.20.  Brokers and Finders...........................................A-41
       6.21.  S-4 Registration Statement and Proxy Statement/Prospectus....A-41
       6.22.  Tax Matters...................................................A-42
       6.23.  Company Management Loans......................................A-42
       6.24.  Opinion of Financial Advisor..................................A-42

ARTICLE VII   ADDITIONAL COVENANTS AND AGREEMENTS...........................A-42
       7.1.   Conduct of Business of the Company............................A-42
       7.2.   Other Transactions............................................A-44
       7.3.   Stockholder Votes.............................................A-45
       7.4.   Registration Statement........................................A-45
       7.5.   Reasonable Efforts............................................A-47
       7.6.   Access to Information; Confidentiality........................A-47
       7.7.   Listing of RSI Common Shares..................................A-48
       7.8.   Rule 145 Affiliates...........................................A-48
       7.9.   Conduct of Business of RSI....................................A-48
       7.10.  Preferred Stock Redemption; Withdrawal of S-1 Registration
              Statement; USDA Matter........................................A-51
       7.11.  Commitment Letter.............................................A-52
       7.12.  Publicity.....................................................A-53
       7.13.  Director and Officer Indemnification..........................A-53
       7.14.  Conveyance Taxes..............................................A-53
       7.15.  Parachute Payments............................................A-53
       7.16.  RSI Loans.....................................................A-54
       7.17.  RSI Change in Control Arrangements............................A-54

ARTICLE VIII  CONDITIONS....................................................A-54
       8.1.   Conditions to Each Party's Obligations........................A-54
       8.2.   Conditions to Obligations of RSI and Merger Sub...............A-56
       8.3.   Conditions to Obligations of the Company......................A-58


                                       ii

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ARTICLE IX    TERMINATION...................................................A-60
       9.1.   Termination by Mutual Consent.................................A-60
       9.2.   Termination by Either RSI or the Company......................A-60
       9.3.   Termination by RSI............................................A-60
       9.4.   Termination by the Company....................................A-61
       9.5.   Effect of Termination and Abandonment.........................A-61

ARTICLE X    MISCELLANEOUS AND GENERAL......................................A-62
       10.1.  Expenses......................................................A-62
       10.2.  Notices, Etc..................................................A-62
       10.3.  Amendments, Waivers, Etc......................................A-63
       10.4.  No Assignment.................................................A-63
       10.5.  Entire Agreement..............................................A-64
       10.6.  Specific Performance..........................................A-64
       10.7.  Remedies Cumulative...........................................A-64
       10.8.  No Waiver.....................................................A-64
       10.9.  No Third Party Beneficiaries..................................A-64
       10.10. Jurisdiction..................................................A-64
       10.11. Governing Law.................................................A-65
       10.12. Name, Captions, Etc...........................................A-65
       10.13. Counterparts..................................................A-65
       10.14. Knowledge.....................................................A-65
       10.15. Nonsurvival of Representations and Warranties.................A-65
       10.16. No Other Representations and Warranties.......................A-65

Exhibits

A   - Affiliate Letter
B   - Items to be Covered in Opinions of Counsel to the Company
C   - Items to be Covered in Opinions of Counsel to RSI
D   - Employment Agreements
E-1 - Tax Opinion of Morgan, Lewis & Bockius LLP
E-2 - Tax Opinion of Jones, Day, Reavis & Pogue
E-3 - Tax Opinion of Shearman & Sterling

Disclosure Statements

Company Disclosure Statement

RSI Disclosure Statement

                          AGREEMENT AND PLAN OF MERGER


         AGREEMENT AND PLAN OF MERGER (hereinafter called this "Agreement"), dated February 2, 1996, among Rykoff-Sexton, Inc., a Delaware corporation ("RSI"), USF Acquisition Corporation, a Delaware corporation, and a direct Wholly-Owned Subsidiary of RSI ("Merger Sub"), and US Foodservice Inc., a Delaware corporation (the "Company").

                              W I T N E S S E T H:

         WHEREAS, the Boards of Directors of RSI, Merger Sub and the Company each have determined that it is in the best interests of their respective stockholders for the Company to merge with and into Merger Sub, upon the terms and subject to the conditions of this Agreement;

         WHEREAS, as a condition to its willingness to enter into this Agreement, RSI has required that, simultaneously with the execution hereof, the ML Entities (as hereinafter defined) enter into the Agreement, dated as of the date hereof (the "ML Agreement") with RSI pursuant to which the ML Entities are agreeing to vote all of their Shares (as hereinafter defined) for approval and adoption of this Agreement and the Merger (as hereinafter defined), and certain other matters;

         WHEREAS, RSI, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger; and

         WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code (as hereinafter defined).

         NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, RSI, Merger Sub and the Company hereby agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

         As used in this Agreement, the following terms shall have the respective meanings set forth below:

         "Affiliate":  As defined in Rule 12b-2 under the Exchange
Act.

         "Affiliate Letter":  As defined in Section 7.8.

         "Alternative Sara Lee Bridge Financing": As defined in Section 7.10(a).

         "Associate": As defined in Rule 12b-2 under the Exchange Act.

         "Assumed Options": As defined in Section 4.1(e).

         "Assumed Warrants": As defined in Section 4.1(e).

         "Authorization": Any consent, approval or authorization of, expiration or termination of any waiting period requirement (including pursuant to the HSR
Act) by, or filing, registration, qualification, declaration or designation with, any Governmental Body.

         "Benefit Arrangement": As defined in Section 5.8(a).

         "Bridge Financing": As defined in Section 7.10(a).

         "Business Day": A day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or in the case of determining a date on which any payment is due, a day other than Saturday, Sunday or any day on which banks located in New York City are authorized or obligated by law to close.

         "Certificate of Merger": The certificate of merger with respect to the merger of the Company with and into Merger Sub, containing the provisions required by, and executed in accordance with, Section 251 of the DGCL.

         "Certificates":  As defined in Section 4.2(b).

         "Class A Common Stock": Class A Common Stock, par value $.01 per share, of the Company.

         "Class B Common Stock": Class B Common Stock, par value $.01 per share, of the Company.

         "Closing":  The closing of the Merger.

         "Closing Date":  The date on which the Closing occurs.

         "Closing Date Market Price": With respect to one RSI Common Share, the arithmetic average of the Closing Prices for such a share during the period of the 20 most recent trading days ending on the third Business Day prior to the Closing Date.

         "Closing Price": On any day, the last reported sale price of one RSI Common Share on the NYSE, as reported in the New York Stock Exchange Composite Tape.

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         "Code": The Internal Revenue Code of 1986, as amended, and all regulations promulgated thereunder, as in effect from time to time.

         "Commitment Letter":  As defined in Section 7.11.

         "Common Stock": The Class A Common Stock and Class B Common Stock.

         "Company":  US Foodservice Inc., a Delaware corporation.

         "Company Alternative Proposal":  As defined in Section 7.2.

         "Company Charter":  As defined in Section 7.10(d).

         "Company Disclosure Statement": The disclosure statement dated the date of this Agreement delivered by the Company to RSI.

         "Company Management Loans": The loans made by the Company to certain members of management of the Company or any of its Subsidiaries to enable them to the purchase Shares, pursuant to the Non-Recourse Promissory Notes in the amounts and to the individuals described in the Company Disclosure Statement.

         "Company Material Adverse Effect": A material adverse effect on the business, properties, operations or financial condition of the Company and its Subsidiaries taken as a whole.

         "Company Tax Matters Certificate": As defined in Section 5.20.

         "Company Update Letter":  As defined in Section 8.2(i).

         "Continuing Director": As defined in Article Thirteenth of the Restated Certificate of Incorporation of RSI, as amended from time to time.

         "Controlled Group Liability":  As defined in Section 5.8(e).

         "Covered Company Proceeding":  As defined in Section 8.2(i).

         "Covered RSI Proceeding":  As defined in Section 8.3(g).

         "Dissenting Shares":  As defined in Section 4.5.

         "DGCL":  The Delaware General Corporation Law.

         "Effective Time":  As defined in Section 2.2.

         "Employee Plan":  As defined in Section 5.8(a).

         "Employees":  As defined in Section 5.8(a).

         "Environmental Laws":  As defined in Section 5.13.

         "Equitable Entities": Equitable Deal Flow Fund, L.P., the Equitable Life Assurance Society of the United States and Equitable Variable Life Insurance Company.

         "ERISA": The Employee Retirement Income Security Act of 1974, as amended, and all regulations promulgated thereunder, as in effect from time to time.

         "ERISA Affiliate": Any trade or business, whether or not incorporated, that is now or has at any time in the past been treated as a single employer with the Company or RSI (as applicable) or any of their respective Subsidiaries under Section 414(b), (c), (m) or (o) of the Code and the Treasury Regulations thereunder.

         "Exchange Act": The Securities Exchange Act of 1934, as amended.

         "Exchange Agent":  As defined in Section 4.2(a).

         "Exchange Fund":  As defined in Section 4.2(a).

         "Exchange Ratio":  As defined in Section 4.1(a).

         "Exchangeable Preferred Stock": Preferred Stock, par value $.01 per share, designated as $15.00 Cumulative Exchangeable Redeemable Preferred Stock, Series A, in Article Fourth B.3. of the Company's Restated Certificate of Incorporation.

         "Expenses": All out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto) incurred in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby.

         "Goldman Sachs":  As defined in Section 6.20.

         "Governmental Body": Any Federal, state, municipal, political subdivision or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

         "HSR Act": The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "Indemnified Party":  As defined in Section 7.13(a).

         "Intellectual Property": All industrial and intellectual property rights including, but not limited to, Proprietary Technology, patents, patent applications, trademarks, trademark applications and registrations, service marks, service mark applications and registrations, copyrights, know-how, licenses, trade secrets, proprietary processes, formulae and customer lists. "Proprietary Technology" means all proprietary processes, formulae, inventions, trade secrets, know-how, development tools and other proprietary rights used by the Company and its Subsidiaries or RSI and its Subsidiaries, as the case may be, pertaining to any product or service manufactured, marketed, licensed or sold by the Company and its Subsidiaries or RSI and its Subsidiaries, as the case may be, in the conduct of their business or used, employed or exploited in the development, license, sale, marketing, distribution or maintenance thereof, and all documentation and media constituting, describing or relating to the above, including, but not limited to, manuals, memoranda, know-how, notebooks, software, records and disclosures.

         "Liens":  As defined in Section 5.12.

         "Merger": The merger of the Company with and into Merger Sub as contemplated by Section 2.1.

         "Merger Sub": USF Acquisition Corporation, a Delaware corporation.

         "Merrill Lynch":  As defined in Section 5.18.

         "ML Agreement":  As defined in the second recital.

         "ML Entities": Merrill Lynch Capital Appreciation Partnership No. B-XVIII, L.P., a Delaware limited partnership, ML Offshore LBO Partnership No. B-XVIII, a Cayman Islands limited partnership, Merrill Lynch Capital Appreciation Partnership No. XIII, L.P., a Delaware limited partnership, ML IBK Positions, Inc., a Delaware corporation, Merrill Lynch KECALP L.P. 1991, a Delaware limited partnership, Merrill Lynch KECALP L.P. 1994, a Delaware limited partnership, MLCP Associates L.P. No. II, a Delaware limited partnership, MLCP Associates L.P. No. IV, a Delaware limited partnership, ML Offshore LBO Partnership No. XIII, a Cayman Islands limited partnership, ML Employees LBO Partnership No. I, L.P., a Delaware limited partnership, Merchant Banking L.P. No. II, a Delaware limited partnership, Merrill Lynch KECALP L.P. 1987, a Delaware limited partnership, and MLCP.

         "MLCP": Merrill Lynch Capital Partners, Inc., a Delaware corporation.

         "NYSE": The New York Stock Exchange, Inc.

         "Option": As defined in Section 4.1(e).

         "Option Plans": As defined in Section 4.1(e).

         "Person": Any individual or corporation, company, partnership, trust, incorporated or unincorporated association, joint venture or other entity of any kind.

         "Preferred Stock": The 10% Preferred Stock and Exchangeable Preferred Stock.

         "Preferred Stock Redemption Agreements": The Redemption Agreement dated as of September 26, 1995 between Sara Lee Corporation and the Company, as amended by the Amendment to Redemption Agreement dated November 20, 1995 and by the Sara Lee Amendment (if executed), the Redemption Agreement dated as of September 8, 1995 among ML IBK Positions, Inc., Merchant Banking L.P. No. IV and the Company, as amended as of December 29, 1995 and February 2, 1996 and the Redemption Agreement dated as of September 11, 1995 between Bankamerica Capital Corporation and the Company.

         "10% Preferred Stock": Preferred Stock, par value $.01 per share, designated as "10.0% Preferred Stock" in Article Fourth B.2. of the Company's Restated Certificate of Incorporation.

         "Preliminary Prospectus": The Company's Preliminary Prospectus dated November 21, 1995 relating to the Company's proposed Common Stock offering and filed as a part of the Amendment No. 3 to the S-1 Registration Statement.

         "Previous Company Auditor's Letter": As defined in Section 8.2(i).

         "Previous RSI Auditor's Letter": As defined in Section 8.3(g).

         "Proxy Statement/Prospectus": As defined in Section 7.4.

         "Respective Representatives": As defined in Section 7.6.

         "Registration Rights Agreement": The Registration Rights Agreement among RSI and the other parties thereto in the form attached to the ML Agreement as Exhibit A.

         "Rights Agreement": The Rights Agreement, dated as of December 8, 1986, as amended, between RSI and Bank of America National Trust and Savings Association, as Rights Agent.

         "RSI": Rykoff-Sexton, Inc., a Delaware corporation.

         "RSI Alternative Proposal": A bona fide written offer submitted to RSI or the holders of RSI Common Shares from any Person (other than the Company or any Affiliate of the Company), unsolicited by RSI, for the acquisition or purchase of all or a material amount of the assets or securities of, or any merger, consolidation or business combination with, RSI or any Subsidiary of RSI.

         "RSI Benefit Arrangement": As defined in Section 6.09(a).

         "RSI Common Shares": Shares of common stock, par value of $.10 per share, of RSI.

         "RSI Disclosure Statement": The disclosure statement dated the date of this Agreement delivered by RSI to the Company.

         "RSI Employee Plan": As defined in Section 6.09(a).

         "RSI Employees": As defined in Section 6.09(a).

         "RSI Material Adverse Effect": A material adverse effect on the business, properties, operations or financial condition of RSI and its Subsidiaries taken as a whole.

         "RSI SEC Reports": As defined in Section 6.15.

         "RSI Stockholders Meeting": As defined in Section 7.3(b).

         "RSI Tax Matters Certificate": As defined in Section 6.22.

         "RSI Update Letter": As defined in Section 8.3(g).

         "Rule 145 Affiliate": As defined in Section 7.8.

         "S-1 Registration Statement": The Registration Statement of the Company on Form S-1 (No. 33-96704) filed with the SEC on September 8, 1995 as amended by Amendment No. 1 filed with the SEC on October 2, 1995, Amendment No. 2 filed with the SEC on October 30, 1995 and Amendment No. 3 filed with the SEC on November 21, 1995.

         "S-4 Registration Statement": As defined in Section 7.4.

         "Sara Lee": As defined in Section 7.10(a).

         "Sara Lee Amendment": As defined in Section 7.10(a).

         "Sara Lee Bridge Financing": As defined in Section 7.10(a).

         "Sara Lee Redemption Agreement": As defined in Section 7.10(a).

         "SEC": The Securities and Exchange Commission.

         "Securities Act": The Securities Act of 1933, as amended.

         "Share Consideration": As defined in Section 4.1(b).

         "Shares": Collectively, the shares of Common Stock.

         "Significant Subsidiary": As defined under Rule 12b-l of the Exchange Act.

         "Standstill Agreement": The Standstill Agreement between RSI and the ML Entities in the form attached to the ML Agreement as Exhibit B.

         "Stock Split": The .396-for-1 reverse stock split of the Common Stock, effective January 31, 1996.

         "Stockholders Agreement": The Amended and Restated Stockholders Agreement, dated September 22, 1993, among the Company, certain of the ML Entities, the Equitable Entities, and the other signatories thereto.

         "Subsidiary": As to any Person, any other Person of which at least 50% of the equity or voting interests are owned, directly or indirectly, by such first Person.

         "Surviving Corporation": The surviving corporation in the Merger.

         "Tax Agreement": The Agreement between RSI and each ML Entity and certain other stockholders of the Company in the form attached as Exhibit C to the ML Agreement.

         "Tax Returns": As defined in Section 5.10.

         "Termination Agreement": As defined in Section 5.21.

         "Warrants": Warrants each dated September 4, 1992, for the purchase of an aggregate of 227,700 shares of Common Stock exercisable at $15.35 per share held by the Warrantholders.

         "Warrantholders": Nippon Credit Bank, Ltd., Teachers Insurance and Annuity Association of America, Dresdner Bank AG, New York Branch and Dresdner Bank AG, Grand Cayman Branch.

         "Wholly-Owned Subsidiary": A Subsidiary of which 100% of the equity interest is owned directly or indirectly by the relevant parent company.


                                   ARTICLE II

                       THE MERGER; EFFECTIVE TIME; CLOSING

         2.1. The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, the Company shall be merged with and into Merger Sub in accordance with the provisions of Section 251 of the DGCL and with the effect provided in Sections 259 and 261 of the DGCL. The separate corporate existence of the Company shall thereupon cease and Merger Sub shall be the Surviving Corporation and shall continue its corporate existence under the laws of the State of Delaware.

         2.2. Effective Time. The Merger shall become effective on the date and at the time (the "Effective Time") that the Certificate of Merger shall have been accepted for filing by the Secretary of State of the State of Delaware (or such later date and time as may be specified in the Certificate of Merger as may be permitted by such Secretary of State), which shall be the Closing Date or as soon as practicable thereafter.

         2.3. Closing. Subject to the fulfillment or waiver of the conditions set forth in Article VIII, the Closing shall take place (i) at the offices of Jones, Day, Reavis & Pogue, Chicago, Illinois, at 10:00 a.m. on the third Business Day following the date of the RSI Stockholders Meeting or (ii) at such other place and/or time and/or on such other date as RSI and the Company may agree or as may be necessary to permit the fulfillment or waiver of the conditions set forth in Article VIII.


                                   ARTICLE III

                                 TERMS OF MERGER

         3.1. Certificate of Incorporation. The Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, until duly amended in accordance with the terms thereof and of the DGCL, except that Article FIRST thereof shall be amended to read as follows:

         "The name of the Corporation (which is hereinafter called the "Corporation") is US Foodservice Inc."

         3.2. The By-Laws. The By-Laws of Merger Sub in effect at the Effective Time shall be the By-Laws of the Surviving Corporation, until duly amended in accordance with the terms thereof, and in accordance with the Certificate of Incorporation of the Surviving Corporation and the DGCL.

         3.3. Directors. The directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-Laws.

         3.4. Officers. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-Laws.

                                   ARTICLE IV

                       MERGER CONSIDERATION; CONVERSION OR
                      CANCELLATION OF SHARES IN THE MERGER

         4.1. Share Consideration; Conversion or Cancellation of Shares in the Merger. Subject to the provisions of this Article IV, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, the shares of the constituent corporations shall be converted as follows:

         (a) Each Share issued and outstanding immediately prior to the Effective Time (other than Shares, if any, held by RSI, Merger Sub or any other Subsidiary of RSI) shall be converted into that number of RSI Common Shares, rounded to the nearest thousandth of a share, or if there shall not be a nearest thousandth of a share, to the next higher thousandth of a share, equal to the quotient (the "Exchange Ratio") derived by dividing $25 by the Closing Date Market Price of one RSI Common Share; provided, however, that (i) if the foregoing would result in an Exchange Ratio greater than 1.457, the Exchange Ratio shall be deemed to be 1.457, and (ii) if the foregoing would result in an Exchange Ratio less than 1.244 the Exchange Ratio shall be deemed to be 1.244. If, prior to the Effective Time, RSI should split, reclassify or combine the RSI Common Shares, or pay a stock dividend or other stock distribution in RSI Common Shares, or otherwise change or convert the RSI Common Shares into any other securities, or make any other dividend or distribution on the RSI Common Shares (other than normal cash dividends, subject to Section 7.9(c)), or if a record date with respect to any of the foregoing shall have been set, then the Exchange Ratio will be appropriately adjusted to reflect such split, reclassification, combination, dividend or other distribution or change.

         (b) All Shares to be converted into RSI Common Shares pursuant to this
Section 4.1 shall cease to be outstanding, shall be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall thereafter cease to have any rights with respect to such Shares, except the right to receive for each of the Shares, upon the surrender of such certificate in accordance with Section 4.2, the amount of RSI Common Shares specified in accordance with Section 4.1(a) (the "Share Consideration") and cash in lieu of fractional RSI Common Shares as contemplated by Section 4.3.

         (c) Shares, if any, held by RSI, Merger Sub or any other Subsidiary of RSI and each Share held by the Company as treasury stock immediately prior to the Effective Time shall cease to be outstanding, shall be canceled and retired without payment of any consideration therefor, and shall cease to exist.

         (d) Each share of common stock, par value of $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall continue to be one share of common stock of the Surviving Corporation, with the same rights, powers and privileges as such share of common stock of Merger Sub immediately prior to the Effective Time.

         (e) (i) Each outstanding option to purchase Shares listed on Schedule 4.1(e) in the Company Disclosure Statement (each, an "Option") issued pursuant to the Company's stock option plans (collectively, the "Option Plans") filed as an exhibit to the S-1 Registration Statement, whether or not vested or exercisable, shall be assumed by RSI and shall constitute an option to acquire, on the same terms and conditions as were applicable under such Option, a number of RSI Common Shares, rounded up or down to the nearest thousandth of a share, or if there shall not be a nearest thousandth of a share, to the next higher thousandth of a share, equal to the product of the Exchange Ratio and the number of Shares subject to such Option immediately prior to the Effective Time, at a price per share equal to the aggregate exercise price for the Shares subject to such Option divided by the number of RSI Common Shares deemed to be purchasable pursuant to such Option ("Assumed Options"); provided that with respect to those Options which are performance options, not vested in accordance with their terms, the performance criteria shall be deemed satisfied on the first anniversary of the Effective Time; provided further, that the conversion of any Option into an Assumed Option with an exercise price less than $.10 per RSI Common Share shall be subject to the optionee's agreement that upon exercise,
(x) to the extent RSI is holding RSI Common Shares as treasury shares that are not reserved for any other purpose, RSI shall issue the appropriate number of such treasury shares to the optionee and (y) to the extent that no such treasury shares are available, such optionee shall pay an exercise price of $.10 per RSI Common Share; and (ii) each Warrant shall be assumed by RSI and shall constitute a warrant to acquire, on the same terms and conditions as were applicable under such Warrant, a number of RSI Common Shares equal to the product of the Exchange Ratio and the number of Shares subject to such Warrant at a price per share equal to the aggregate exercise price for the Shares subject to such Warrant divided by the number of RSI Common Shares deemed to be purchasable pursuant to such Warrant ("Assumed Warrants"). At the Effective Time, RSI shall deliver to holders of Assumed Options and Assumed Warrants appropriate option and warrant agreements representing the right to acquire RSI Common Shares on the same terms and conditions as contained in the Options and Warrants (subject to any adjustments required by the preceding sentence), upon surrender of the outstanding Options and Warrants. RSI shall comply with the terms of the Option Plans as they apply to the Options assumed as set forth above. RSI shall take all corporate action necessary to reserve for issuance a sufficient number of RSI Common Shares for delivery upon exercise of the Assumed Options and Assumed Warrants in accordance with this Section 4.1(e). RSI shall file a registration statement on Form S-8 (or any successor form) or another appropriate form, effective as of the Effective Time, with respect to RSI Common Shares subject to Assumed Options and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as the Assumed Options remain outstanding. RSI shall cause the Assumed Options to be administered by RSI's Management Development - Compensation and Stock Option Committee or any successor committee.

         4.2. Payment for Shares in the Merger. The manner of making payment for Shares in the Merger shall be as follows:

         (a) At the Effective Time, RSI shall make available to an exchange agent selected by RSI and reasonably acceptable to the Company (the "Exchange Agent"), for the benefit of those Persons who immediately prior to the Effective Time were the holders of Shares, for exchange in accordance with this Article IV, a sufficient number of certificates representing RSI Common Shares required to effect the delivery of the aggregate Share Consideration required to be issued pursuant to Section 4.1 (the certificates representing RSI Common Shares comprising such aggregate Share Consideration being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions to be given by RSI at or prior to the Effective Time following approval thereof by the Company, such approval not to be unreasonably withheld, deliver the RSI Common Shares contemplated to be issued pursuant to Section 4.1 out of the Exchange Fund. Except as provided in Section 4.3, the Exchange Fund shall not be used for any other purpose.

         (b) Promptly after the Effective Time, the Exchange Agent shall mail to each holder of record (other than holders of certificates for Shares referred to in Section 4.1(c)) of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the "Certificates") (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender of Certificates for cancellation to the Exchange Agent, together with such letter of transmittal duly executed and any other documents as may be reasonably required, the holder of such Certificates shall be entitled to receive for each of the Shares represented by such Certificates the Share Consideration and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, Certificates shall represent solely the right to receive the Share Consideration and any cash in lieu of fractional RSI Common Shares as contemplated by Section 4.3 with respect to each of the Shares represented thereby. No dividends or other distributions that are declared after the Effective Time on RSI Common Shares and payable to the holders of record thereof after the Effective Time will be paid to Persons entitled by reason of the Merger to receive RSI Common Shares until such Persons surrender their

Certificates. Upon such surrender, there shall be paid to the Person in whose name the RSI Common Shares are issued any dividends or other distributions having a record date after the Effective Time and payable with respect to such RSI Common Shares between the Effective Time and the time of such surrender. After such surrender there shall be paid to the Person in whose name the RSI Common Shares are issued any dividends or other distributions on such RSI Common Shares which shall have a record date after the Effective Time and prior to such surrender and a payment date after such surrender and such payment shall be made on such payment date. In no event shall the Persons entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions. If any cash or any certificate representing RSI Common Shares is to be paid to or issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such RSI Common Shares in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of Shares for any RSI Common Shares or dividends thereon or, in accordance with
Section 4.3, cash in lieu of fractional interests, delivered to a public official pursuant to applicable escheat law. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the RSI Common Shares held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such RSI Common Shares for the account of the Persons entitled thereto.

         (c) Certificates surrendered for exchange by any Person constituting a Rule 145 Affiliate of the Company shall not be exchanged for certificates representing RSI Common Shares until RSI has received an Affiliate Letter from such Person as provided in Section 7.8.

         (d) Any portion of the Exchange Fund which remains unclaimed by the former stockholders of the Company for one year after the Effective Time shall be delivered to RSI, upon demand of RSI, and any former stockholders of the Company shall thereafter look only to RSI for payment of their claim for the Share Consideration for the Shares or for any cash in lieu of fractional RSI Common Shares.

         (e) In the event any certificates representing Shares shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of such affidavit of that fact by the holder thereof or the delivery of such other documents and instruments (including, without limitation, any indemnity bond) as the Exchange Agent shall require, such RSI Common Shares as may be required pursuant to Section 4.2.

         4.3. Fractional Shares. No fractional RSI Common Shares shall be issued in the Merger. In lieu of any such fractional securities, each holder of Shares who would otherwise have been entitled to a fraction of an RSI Common Share upon surrender of Certificates for exchange pursuant to this Article IV will be paid an amount in cash (without interest), rounded to the nearest cent, determined by multiplying (a) the Closing Date Market Price by (b) the fractional interest to which such holder otherwise would be entitled. As soon as practicable after the determination of the amount of cash to be paid to former stockholders of the Company in lieu of any fractional interests, RSI shall deposit with the Exchange Agent the cash necessary for this purpose.

         4.4. Transfer of Shares after the Effective Time. No transfers of Shares shall be made on the stock transfer books of the Company after the close of business on the day prior to the date of the Effective Time.

         4.5. Dissenting Shares. (a) Notwithstanding the provisions of Section
4.1 or any other provision of this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time and are held by stockholders who have not voted such Shares in favor of the adoption of this Agreement or consented thereto in writing and who properly demand appraisal of such Shares in accordance with Section 262 of the DGCL (the "Dissenting Shares") will not be converted as provided in Section 4.1(a) at or after the Effective Date unless and until the holder of such Dissenting Shares fails to perfect or effectively withdraws or loses such right to appraisal and payment under the DGCL. If a holder of Dissenting Shares so fails to perfect or effectively withdraws or loses such right to appraisal and payment, then, as of the Effective Time or the occurrence of such event, whichever last occurs, such holder's Dissenting Shares will be converted into and represent solely the right provided in Section 4.1(a).

         (b) The Company will give RSI (i) prompt written notice of any written demands for appraisal, withdrawals of demands for appraisal and any other instruments served pursuant to Section 262 of the DGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Section 262 of the DGCL. The Company will not voluntarily make any payment with respect to any demands for appraisals and will not, except with the prior written consent of RSI, settle or offer to settle any such demands.

                                    ARTICLE V

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company hereby represents and warrants to RSI and Merger Sub that, except as set forth in the S-1 Registration Statement or the Company Disclosure
Statement:

         5.1. Organization, Etc. of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own and operate its properties, to carry on its business as now conducted and proposed by the Company to be conducted, to enter into this Agreement and to carry out the provisions of this Agreement and consummate the transactions contemplated hereby. The Company is duly qualified and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary and where the failure to be so qualified has or would be reasonably expected (so far as can be foreseen at the time) to have a Company Material Adverse Effect. The Company has obtained from the appropriate Governmental Bodies all approvals and licenses necessary for the conduct of its business and operations as currently conducted, which approvals and licenses are valid and remain in full force and effect, except where the failure to have obtained such approvals or licenses or the failure of such licenses and approvals to be valid and in full force and effect does not have and would not be reasonably expected (so far as can be foreseen at the time) to have a Company Material Adverse Effect. The Company is not subject to any order, complaint, proceeding or investigation pending or, to the knowledge of the Company, threatened, which affects or would reasonably be expected (so far as can be foreseen at the time) to affect the validity of any such approvals or licenses or impair the renewal thereof, except where the invalidity of any such approvals or licenses or the non-renewal thereof does not have and would not be reasonably expected (so far as can be foreseen at the time) to have a Company Material Adverse Effect.

         5.2. Subsidiaries. Each Subsidiary of the Company (a) is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the full corporate power and authority to own its properties and conduct its business and operations as currently conducted, except where the failure to be duly organized, validly existing and in good standing does not have, and would not be reasonably expected (so far as can be foreseen at the time) to have, a Company Material Adverse Effect, (b) is duly qualified and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified does not have and would not be reasonably expected (so far as can be foreseen at the time) to have a Company Material Adverse Effect, (c) has obtained from the appropriate Governmental Bodies all approvals and licenses necessary for the conduct of its business and operations as currently conducted, which licenses and approvals are valid and remain in full force and effect, except where the failure to have obtained such approvals and licenses or the failure of such licenses and approvals to be valid and in full force and effect does not have and would not be reasonably expected (so far as can be foreseen at the time) to have a Company Material Adverse Effect, and (d) is subject to no order, complaint, proceeding or investigation pending or, to the knowledge of the Company or such Subsidiary, threatened, which would be reasonably expected (so far as can be foreseen at the time) to affect the validity of any such approvals or licenses or impair the renewal thereof, except where the invalidity of any such approvals or licenses or the non-renewal thereof does not have and would not be reasonably expected (so far as can be foreseen at the time) to have a Company Material Adverse Effect. Exhibit 22 to the S-1 Registration Statement sets forth an accurate and complete list of all Subsidiaries of the Company.

         5.3. Agreement. The Board of Directors of the Company has approved, by the unanimous vote of those directors present, the Merger, this Agreement and the transactions contemplated hereby and have approved recommending approval of the Merger, this Agreement and the transactions contemplated hereby to the stockholders of the Company. This Agreement has been duly executed and delivered by a duly authorized officer of the Company and constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application which may affect the enforcement of creditors' rights generally and by general equitable principles. The Company has delivered to RSI true and correct copies of resolutions adopted by the Board of Directors of the Company approving this Agreement.

         5.4. Capital Stock. The authorized capital stock of the Company consists of (a) 50,000,000 shares of Class A Common Stock, of which 8,019,037 shares are issued and outstanding and 37,152 shares are held as treasury stock as of the date hereof, (b) 50,000,000 shares of Class B Common Stock, of which 821,206 shares are issued and outstanding as of the date hereof and no shares are held as treasury stock, (c) 2,000,000 shares of Preferred Stock, of which
(i) 33,564.35 shares are designated as 10% Preferred Stock, of which 27,934 shares are issued and outstanding as of the date hereof and no shares are held as treasury stock, and (ii) 314,000 shares are designated as Exchangeable Preferred Stock, of which 246,179 shares are issued and outstanding as of the date hereof and no shares are held as treasury stock. Schedule 4.1(e) in the Company Disclosure Statement sets forth a true, accurate and complete list of
(a) each holder of record of shares of Class A Common Stock and

Class B Common Stock and the number of such shares held of record by each such holder, (b) each optionee under the Options and the number of shares of Class A Common Stock or Class B Common Stock issuable upon exercise of such Options and
(c) each holder of record of Warrants, and the number of shares of Class A Common Stock and Class B Common Stock issuable upon exercise of such Warrants. All of the outstanding shares of Class A Common Stock and Class B Common Stock are duly authorized, validly issued, fully paid and nonassessable. As of the date hereof, the 64,952 shares of Exchangeable Preferred Stock formerly held by Bankamerica Capital Corporation have been redeemed by the Company at a total redemption price (including interest to the date of redemption) of $6,677,395.09, and such redemption was made in accordance with the terms of the Preferred Stock Redemption Agreement with Bankamerica Capital Corporation.
Schedule 7.10 in the Company Disclosure Statement sets forth true and accurate redemption amounts for the 10% Preferred Stock and the Exchangeable Preferred Stock as of the respective redemption dates set forth therein calculated in accordance with the terms of the Company's Restated Certificate of Incorporation. Other then pursuant to the Stockholders Agreement, no class of capital stock of the Company is entitled to preemptive rights. No options, warrants or other rights to acquire capital stock from the Company or any stockholder of the Company are outstanding, other than (a) the right to convert shares of Class B Common Stock into Class A Common Stock and the right to convert Class A Common Stock into Class B Common Stock pursuant to the Restated Certificate of Incorporation of the Company, (b) Options and Warrants described on Schedule 4.1(e) in the Company Disclosure Statement representing in the aggregate the right to purchase up to 973,290 shares of Common Stock and (c) pursuant to Section VII of the Stockholders Agreement. Except as described under the heading "Capitalization" as the Company's actual capitalization in the Preliminary Prospectus, there are no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote or which are convertible into or exercisable for securities having the right to vote with stockholders of the Company on any matter. All outstanding shares of capital stock of the Subsidiaries of the Company are owned by the Company or a direct or indirect Wholly-Owned Subsidiary of the Company, free and clear of all liens, charges, encumbrances, claims and options of any nature. The Company Disclosure Statement or the S-1 Registration Statement list, and the Company has delivered to RSI true and complete copies of, all agreements and contracts, whether oral or written, relating to shares of capital stock of the Company or options, warrants or other rights to acquire capital stock of the Company (including, without limitation, any rights of first refusal), including the Preferred Stock Redemption Agreements and all amendments thereto, and all such agreements and contracts are in full force in effect. Subject to the redemption of the Preferred Stock in accordance with the Preferred Stock Redemption Agreements or as otherwise contemplated by Section 7.10, no approval or consent of securityholders of the Company is required under the Company's

Restated Certificate of Incorporation or Bylaws, the DGCL, the Stockholders Agreement or any other agreement, with respect to this Agreement, the Merger and the transactions contemplated hereby, other than (i) the execution by each party to the Stockholders Agreement of the Termination Agreement, which has been effected, (ii) the affirmative vote of 66-2/3% of the outstanding shares of Class A Common Stock and Class B Common Stock voting together as a class and
(iii) the affirmative vote of a majority of the votes represented by the outstanding shares of Class A Common Stock, Class B Common Stock and Exchangeable Preferred Stock, voting together as a class. The ML Entities collectively hold of record a sufficient number of shares of Class A Common Stock to approve this Agreement, the Merger and the transactions contemplated hereby in accordance with the Company's Restated Certificate of Incorporation and Bylaws, the Stockholders Agreement and the DGCL. The Stock Split was effective on January 31, 1996, and effected in accordance with the Company's Restated Certificate of Incorporation and Bylaws, the Stockholders Agreement and the DGCL.

         5.5. Other Interests. Except for interests in the Company's Subsidiaries, neither the Company nor any of the Company's Subsidiaries owns, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or entity (other than (i) non-controlling investments in the ordinary course of business and cooperative marketing and similar undertakings and arrangements entered into in the ordinary course of business (ii) other investments, consisting of cash equivalents and equity interests in former customers in settlement of indebtedness, of less than $3,000,000 in the aggregate and (iii) Company Management Loans and other loans to employees described in the Company Disclosure Statement.

         5.6. Litigation. There are no actions, suits, investigations or proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any property of the Company or any such Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Body, except actions, suits, investigations or proceedings which, in the aggregate, do not have and would not be reasonably expected (so far as can be foreseen at the time) to (a) have a Company Material Adverse Effect or
(b) have the effect of preventing or materially delaying the performance by the Company of its obligations under this Agreement.

         5.7. Compliance with Other Instruments, Etc. Neither the Company nor any Subsidiary of the Company is in violation of any term of (a) its charter, bylaws or other organizational documents, (b) any agreement or instrument related to indebtedness for borrowed money or any other agreement to which it is a party or by which it is bound, (c) any applicable law, ordinance, rule or regulation of any Governmental Body, or

(d) any applicable order, judgment or decree of any court, arbitrator or Governmental Body, the consequences of which violation, whether individually or in the aggregate, have or would be reasonably expected (so far as can be foreseen at the time) to (i) have a Company Material Adverse Effect or (ii) have the effect of preventing or materially delaying the performance by the Company of its obligations under this Agreement. The execution, delivery and performance of this Agreement by the Company will not result in any violation of or conflict with, constitute a default under, or require any consent under any terms of the charter, by-laws or other organizational document of the Company (or any of its Subsidiaries) or any such agreement, instrument, law, ordinance, rule, regulation, order, judgment or decree or result in the creation of (or impose any obligation on the Company or any of its Subsidiaries to create) any mortgage, lien, charge, security interest or other encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries pursuant to any such term, except where such violation, conflict or default, or the failure to obtain such consent, individually or in the aggregate, does not have and would not be reasonably expected (so far as can be foreseen at the time) to (i) have a Company Material Adverse Effect or (ii) have the effect of preventing or materially delaying the performance by the Company of its obligations under this Agreement.

         5.8. Employee Benefit Plans. (a) The Preliminary Prospectus, the "Exhibit Index" to the S-1 Registration Statement or the Company Disclosure Statement sets forth a true and complete list of all the following: (x) each "employee benefit plan," as such term is defined in Section 3(3) of ERISA, pursuant to which the Company or any of its Subsidiaries has (A) any liability in respect of current or former employees, agents, directors, or independent contractors of the Company or its Subsidiaries ("Employees") or any beneficiaries or dependents of any Employees or (B) any obligation to issue capital stock of the Company or any of its Subsidiaries (each, an "Employee Plan"), and (y) each other plan, program, policy, contract or arrangement providing for bonuses, pensions, deferred pay, stock or stock related awards, severance pay, salary continuation or similar benefits, hospitalization, medical, dental or disability benefits, life insurance or other employee benefits, or compensation to or for any Employees or any beneficiaries or dependents of any Employees (other than directors' and officers' liability policies), whether or not insured or funded, (A) pursuant to which the Company or any of its Subsidiaries has any material liability or (B) constituting an employment or severance agreement or arrangement with any officer or director of the Company or any Subsidiary or with any holder of Shares (each, a "Benefit Arrangement"). The Company has used its reasonable efforts to provide to RSI with respect to each Employee Plan and Benefit Arrangement: (i) a true and complete copy of all written documents comprising such Employee Plan or Benefit Arrangement and any related trust agreement, insurance contract or other funding vehicle (including amendments and individual agreements relating thereto, or, if there is no such written document, an accurate and complete description of such Employee Plan or Benefit Arrangement); (ii) the most recent Form 5500 or Form 5500-C/R (including all schedules thereto), if applicable;
(iii) the most recent financial statements and actuarial reports or valuations, if any; (iv) the summary plan description currently in effect and all material modifications thereof, if any; and (v) the most recent Internal Revenue Service determination letter, if any. Any such Employee Plans and Benefit Arrangements for which the Company has not so provided such documents after using its reasonable efforts are not in the aggregate material to the Company and its Subsidiaries taken as a whole.

         (b) Each Employee Plan and Benefit Arrangement has been established, operated and maintained in all material respects in accordance with its terms and in material compliance with all applicable laws and the rules and regulations thereunder, including, but not limited to, ERISA and the Code. Neither the Company nor any of its Subsidiaries or former Subsidiaries nor any of their respective current or former directors, officers, or employees, nor, to the best knowledge of the Company, any other disqualified person or party-in-interest with respect to any Employee Plan, have engaged directly or indirectly in any "prohibited transaction," as such term is defined in Section 4975 of the Code or Section 406 of ERISA, with respect to which the Company or its Subsidiaries could have or has any material liability. All contributions and other payments required to be made for any period through the date to which this representation speaks to the Employee Plans and Benefit Arrangements (or to any person pursuant to the terms thereof) have been made or paid in a timely fashion, or, to the extent not required to be made or paid on or before the date to which this representation speaks, have been reflected in the Company's financial statements. Each Employee Plan that is intended to be qualified under
Section 401(a) of the Code has, as amended or proposed to be amended to comply with the Tax Reform Act of 1986 and subsequent legislation, been determined by the Internal Revenue Service to be so qualified or an application for such a determination, which was filed before the expiration of the applicable remedial amendment period, is pending, and, to the best knowledge of the Company, no circumstances exist that are reasonably expected by the Company to result in the revocation of any such determination.

         (c) With respect to each Employee Plan that is subject to Title IV of
ERISA: (i) as of the last applicable annual valuation date, the present value of all benefits under such Employee Plan did not exceed the value of the assets of such Employee Plan allocable to such benefits, on a projected benefits basis, using the actuarial methods, factors and assumptions used for the most recent actuarial report with respect to such Employee Plan; and (ii) there has been no termination, partial termination or "reportable event" (as defined in Section 4043 of ERISA) with respect to any such Employee Plan. No Employee Plan that is subject to Section 412 of the Code has incurred any "accumulated funding deficiency" (as defined in Section 412 of the Code), whether or not waived. No event has occurred, and, to the best knowledge of the Company, there do not exist any circumstances, that could subject the Company or any Subsidiary of the Company to any material liability arising under ERISA. With respect to the Employee Plans and Benefit Arrangements, individually and in the aggregate, no event has occurred, and, to the best knowledge of the Company, there do not exist any circumstances, that could subject the Company or any Subsidiary of the Company to any material liability under the Code or other applicable law, or under any indemnity agreement to which the Company or any Subsidiary of the Company is a party, excluding liability for benefit claims, administrative expenses and funding obligations payable in the ordinary course.

         (d) No Employee Plan is a "multiemployer plan" as that term is defined in Section 3(37) of ERISA or a "multiple employer plan" described in Section 4063(a) of ERISA, nor has the Company or any ERISA Affiliate of the Company at any time since January 1, 1992, contributed to or been obligated to contribute to such a multiemployer plan or multiple employer plan.

         (e) Except with respect to an Employee Plan, neither the Company nor any ERISA Affiliate of the Company has any Controlled Group Liability, nor do any circumstances exist that could result in any of them having any Controlled Group Liability. "Controlled Group Liability" means any and all liabilities under (i) Title IV of ERISA, (ii) Section 302 of ERISA, (iii) Sections 412 and 4971 of the Code and (iv) the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.

         (f) Neither the execution or delivery of this Agreement, nor the consummation of the transactions contemplated hereby (either alone or together with any additional or subsequent events), constitutes an event under any Employee Plan, Benefit Arrangement, loan to, or individual agreement or contract with, an Employee that may result in any payment (whether of severance pay or otherwise), restriction or limitation upon the assets of any Employee Plan or Benefit Arrangement, acceleration of payment or vesting, increase in benefits or compensation, or required funding, with respect to any Employee, or the forgiveness of any loan or other commitment of any Employees.

         (g) There are no actions, suits, arbitrations, inquiries, investigations or other proceedings (other than routine claims for benefits) pending or, to the Company's knowledge, threatened, with respect to any Employee Plan or Benefit Arrangement.

         (h) No Employees and no beneficiaries or dependents of Employees are or may become entitled under any Employee Plan or Benefit Arrangement to post-employment or retiree welfare benefits of any kind, including without limitation death or medical benefits, other than coverage mandated by Part 6 of Title I of ERISA or Section 4980B of the Code or other applicable law.

         5.9. Labor Matters. There are no agreements with, or pending petitions for recognition of, a labor union or association as the exclusive bargaining agent for any of the employees of the Company or any of its Subsidiaries; no such petitions have been pending at any time within two years of the date of this Agreement and, to the best knowledge of the Company, there has not been any organizing effort by any union or other group seeking to represent any employees of the Company or any of its Subsidiaries as their exclusive bargaining agent at any time within two years of the date of this Agreement. There are no labor strikes, work stoppages or other labor troubles, other than routine grievance matters, now pending, or, to the Company's knowledge, threatened, against the Company or any of its Subsidiaries, nor have there been any such labor strikes, work stoppages or other labor troubles, other than routine grievance matters, with respect to the Company or any of its Subsidiaries at any time within two years of the date of this Agreement.

         5.10. Taxes. (a) The Company and its Subsidiaries have timely filed all federal, state, county, local and foreign tax returns, reports, declarations and forms ("Tax Returns") required to be filed by them, or requests for extensions to file such Tax Returns have been timely filed and granted and have not expired, and all Tax Returns are complete and accurate in all respects, except to the extent that such failures to file or be complete and accurate in all respects, as applicable, individually or in the aggregate do not have and would not reasonably be expected (so far as can be foreseen at the time) to have a Company Material Adverse Effect. The Company and each of its Subsidiaries has paid (or the Company has paid on its behalf) or made adequate provision for all taxes shown as due on such Tax Returns. The Company and each of its Subsidiaries have paid or made adequate provision for all taxes required to be paid without the filing of any Tax Returns which have become due and payable. The most recent financial statements contained in the Preliminary Prospectus reflect adequate reserves for all taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements, and no deficiencies for any taxes have been proposed, asserted or assessed against the Company or any of its Subsidiaries that are not adequately reserved for, except for inadequately reserved taxes and inadequately reserved deficiencies that, individually or in the aggregate, do not have and would not reasonably be expected (so far as can be foreseen at the time) to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has any reasonable basis to believe that any such deficiencies exist in excess of such established reserves. The consolidated federal income tax returns of the Company have been audited by the Internal Revenue Service (or closed by applicable statute of limitations), and all liabilities in respect thereof have been finally determined, for all taxable years up to and including the taxable year ended December 31, 1991. Neither the Company nor any of its Subsidiaries is a party to any pending or has knowledge of any threatened action or proceeding by any taxing authority for the determination, assessment or collection of any taxes of the Company or any of its Subsidiaries or relating to their respective businesses and operations. There are no liens for taxes (other than for current taxes not yet due and payable) on the assets of the Company or its Subsidiaries. No requests for waivers of the time to assess any taxes against the Company or any of its Subsidiaries have been granted or are pending, except for requests with respect to such taxes that have been adequately reserved for in the most recent financial statements contained in the Preliminary Prospectus, or, to the extent not adequately reserved, the assessment of which, individually or in the aggregate, do not have and would not reasonably be expected (so far as can be foreseen at the time) to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to or bound by any agreement providing for the allocation or sharing of taxes. Neither the Company nor any of its Subsidiaries has filed a consent pursuant to or agreed to the application of
Section 341(f) of the Code. Each of the Company and its Subsidiaries has disclosed on its federal income tax returns all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning of Section 6662 of the Code. All taxes that are required by the laws of the United States, any state or political subdivision thereof, or any foreign country to be withheld or collected by the Company or any of its Subsidiaries have been duly withheld or collected and, to the extent required, have been paid to the proper governmental authorities or properly deposited as required by applicable laws. None of the Company and its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was the Company), or (ii) has any liability for the taxes of any Person (other than any of the Company and its Subsidiaries) under Treas. Reg. ss. 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise. Neither the Company nor any of its Subsidiaries will be required, as a result of a change in method of accounting for a taxable year beginning on or before the Closing Date, to include any adjustment under Section 481(a) of the Code in its taxable income for any taxable year beginning after the Closing Date. Neither the Company nor any of its Subsidiaries is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. For purposes of this Agreement, the term tax (including, with correlative meaning, the terms "taxes" and "taxable") shall include all federal, state, local, and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise, and other taxes, duties, or assessments of any nature whatsoever, together with all interest, penalties, and additions imposed with respect to such amounts.

         (b) The Company Disclosure Statement sets forth each state in which the Company and its Subsidiaries (i) filed an income or franchise tax return, whether on a consolidated, combined or separate return basis, for the taxable year ended December 31, 1995, and (ii) collected or remitted any sales and/or use taxes as of December 31, 1995.

         (c) Neither the Company nor any of its Subsidiaries owns any real property in the State of New York. The only real property leased by the Company or any of its Subsidiaries in the State of New York consists of three offices, designated as Office #100, Office #101B and Office #105, located in the Pickard Office Building, 5858 East Molloy Road, Syracuse, New York 13211.

         (d) Neither the Company nor any of its Subsidiaries has taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

         5.11. Intellectual Property. The Company and its Subsidiaries own, or possess valid licenses or other valid rights to use, the Intellectual Property used in the Company's business, except where the failure to own or have the right to use such Intellectual Property, in the aggregate, does not have and would not be reasonably expected (so far as can be foreseen at the time) to have a Company Material Adverse Effect.

         5.12. Properties. Except as disclosed or reserved against in the most recent financial statements contained in the Preliminary Prospectus, the Company and each of its Subsidiaries have good and marketable title to all of the material properties and assets, tangible or intangible, reflected in such financial statements as being owned by the Company and each of its Subsidiaries as of the dates thereof, free and clear of all liens, encumbrances, charges, defaults or equities of whatever character except such imperfections or irregularities of title, liens, encumbrances, charges or defaults that do not affect the use thereof in any material respect and statutory liens securing payments not yet due ("Liens"). All leased buildings and all leased fixtures, equipment and other property and assets that are material to the Company's business on a consolidated basis are held under leases or subleases that are valid and binding instruments enforceable in accordance with their respective terms, and there is not under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default), except where the lack of such validity and binding nature or the existence of such default or event of default does not have and would not reasonably be expected (so far as can be foreseen at the time) to have a Company Material Adverse Effect.

         5.13. Environmental Matters. Except in all cases that, in the aggregate, have not had and would not reasonably be expected (so far as can be foreseen at the time) to have a Company Material Adverse Effect, the Company and each of its Subsidiaries (i) have obtained all applicable permits, licenses and other authorizations which are required to be obtained under all applicable federal, state, local or foreign laws or any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder relating to pollution or protection of the environment ("Environmental Laws"), including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials or wastes into ambient air, surface water, ground water, or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials or wastes by the Company or its Subsidiaries (or their respective agents); (ii) are in compliance with all terms and conditions of such required permits, licenses and authorization, and also are in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in applicable Environmental Laws; (iii) as of the date hereof, are not aware of nor have received notice of any past or present violations of Environmental Laws, or any event, condition, circumstance, activity, practice, incident, action or plan which is reasonably likely to interfere with or prevent continued compliance with or which would give rise to any common law or statutory liability, or otherwise form the basis of any claim, action, suit or proceeding, against the Company or any of its Subsidiaries based on or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge or release into the environment, of any pollutant, contaminant or hazardous or toxic material or waste; and (iv) have taken all actions necessary under applicable Environmental Laws to register any products or materials required to be registered by the Company or its Subsidiaries (or any of their respective agents) thereunder.

         5.14. Registration Statement and Financial Statements. The Company has previously furnished or made available to RSI a true and complete copy of the S-1 Registration Statement and all exhibits thereto that were filed with the SEC. The S-1 Registration Statement, as of the date of the Preliminary Prospectus, contained no untrue statement of material fact nor omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that RSI acknowledges that (i) the Company's recapitalization, refinancing, initial public offering, new stock option plan, option vesting and forgiveness of the Company Management Loans as described in the S-1 Registration Statement have not been consummated, and (ii) the descriptions of the amended and restated Stockholders Agreement, the Company's Restated Certificate of Incorporation and the Company's Bylaws contained in the S-1 Registration Statement reflect amendments which have not been implemented. Each of the balance sheets (including the related notes) included in the S-1 Registration Statement presents fairly, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof, and the other related statements (including the related notes) included therein present fairly, in all material respects, the results of operations, changes in shareholders equity and cash flows of the Company and its Subsidiaries for the respective periods or as of the respective dates set forth therein, all in conformity with generally accepted accounting principles consistently applied during the periods involved, except as otherwise noted therein, and subject, in the case of the unaudited interim financial statements, to normal year-end adjustments and any other adjustments described therein. The Company has provided to RSI true and correct copies of the Company's unaudited consolidated financial statements as of, and for the year ended, December 31, 1995. Such unaudited financial statements present fairly in all material respects, the results of operations and cash flows of the Company and its Subsidiaries as of, and for the year ended, December 31, 1995, all in conformity with general accepted accounting principles consistently applied during the period involved except as otherwise noted therein and except for the absence of footnote disclosure, and subject to normal audit adjustments and any other adjustments described therein. The S-1 Registration Statement, as of its date, complied in all material respects with the disclosure requirements of Form S-1 and Regulation S-K under the Securities Act.

         5.15. Absence of Certain Changes or Events. During the period since December 31, 1995, the business of the Company and its Subsidiaries has been conducted only in the ordinary course, consistent with past practice, and neither the Company nor any Subsidiary of the Company has entered into any material transaction other than in the ordinary course, consistent with past practice, and there has not been (a) any change in the business, financial condition, results of operations, properties, assets or liabilities of the Company and its Subsidiaries taken as a whole that, individually or in the aggregate, has or would reasonably be expected to have (so far as can be foreseen at the time) a Company Material Adverse Effect, (b) any damage, destruction or loss (whether or not covered by insurance) with respect to any property or asset of the Company or any of its Subsidiaries which, individually or in the aggregate, has or would reasonably be expected (so far as can be foreseen at the time) to have a Company Material Adverse Effect, (c) any change by the Company in its accounting, methods, principles or practices, other than immaterial changes consistent with generally accepted accounting principles, (d) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of the Company or any of its

Subsidiaries or any redemption, purchase or other acquisition of any of their respective securities other than dividends by any Subsidiary of the Company to the Company and other than the redemption of the Preferred Stock held by Bankamerica Capital Corporation for the amount of $6,677,395.09 which occurred on December 15, 1995 in accordance with the Preferred Stock Redemption Agreement with Bankamerica Capital Corporation, (e) except after the date hereof as permitted by Section 7.1(d), any entering into, establishment or amendment of, any Employee Plan or Benefit Arrangement (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), or any other increase (other than ordinary course increases) in the compensation payable or to become payable to any officers or key employees of the Company or any Subsidiary of the Company, except for immaterial severance payments to departing employees consistent with past practice.

         5.16. Contracts and Leases. The S-1 Registration Statement and the Company Disclosure Statement contain an accurate and complete listing of all contracts, leases, agreements or understandings, whether written or oral, required to be described in, or filed as exhibits to, the S-1 Registration Statement pursuant to the Securities Act and the applicable rules and regulations thereunder, or which are otherwise material to the business, properties, operations or financial condition of the Company and its Subsidiaries taken as a whole. Each of such contracts, leases, agreements and understandings is in full force and effect and (a) none of the Company or its Subsidiaries or, to the Company's best knowledge, any other party thereto, has breached or is in default thereunder, (b) no event has occurred which, with the passage of time or the giving of notice would constitute such a breach or default, (c) no claim of default thereunder has, to the Company's best knowledge, been asserted or threatened and (d) none of the Company or its Subsidiaries or, to the Company's best knowledge, any other party thereto is seeking the renegotiation thereof or substitute performance thereunder, except where such breach or default, or attempted renegotiation or substitute performance, individually or in the aggregate, does not have and would not be reasonably expected (so far as can be foreseen at the time) to have a Company Material Adverse Effect. The Company has provided RSI or its representative with accurate and complete copies of all such contracts, leases, agreements and understandings.

         5.17. Affiliated Transactions. The S-1 Registration Statement contains an accurate and complete description of all contracts, leases, agreements or understandings, whether written or oral, with or on behalf of any Affiliate of the Company, to which the Company or any of its Subsidiaries is a party or is otherwise bound and which is required to be described in the S-1 Registration Statement pursuant to the Securities Act and the applicable rules and regulations thereunder.

         5.18. Brokers and Finders. Except for the fees and expenses payable to Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), which fees and expenses are reflected in its agreement with the Company, a true and complete copy of which has been furnished to RSI, the Company has not employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated by this Agreement or any other transactions which would be entitled to any investment banking, brokerage, finder's or similar fee or commission in connection with this Agreement, the transactions contemplated hereby or any other transactions.

         5.19. S-4 Registration Statement and Proxy Statement/ Prospectus. None of the information supplied or to be supplied by the Company for inclusion in the S-4 Registration Statement or the Proxy Statement/Prospectus will (a) in the case of the S-4 Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading or (b) in the case of the Proxy Statement/Prospectus, at the time of the mailing of the Proxy Statement/Prospectus and at the time of the RSI Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to the Company, its officers and directors or any of its Subsidiaries should occur which is required to be described in an amendment of, or a supplement to, the Proxy Statement/Prospectus or the S-4 Registration Statement, the Company shall notify RSI thereof by reference to this Section
5.19 and such event shall be so described to RSI.

         5.20. Tax Matters. The representations set forth in the numbered paragraphs of the form of Tax Matters Certificate of the Company attached to the Company Disclosure Statement (the "Company Tax Matters Certificate") are true and correct in all respects, and such representations are hereby incorporated herein by reference with the same effect as if set forth herein in their entirety.

         5.21. Stockholders Agreement. The Company has delivered to RSI a true and complete copy of an amendment to the Stockholders Agreement executed by each stockholder of the Company and providing that immediately prior to the Effective Time all terms and provisions of the Stockholders Agreement shall be terminated and of no further force and effect (the "Termination Agreement"). As of the Effective Time, the Termination Agreement shall be in full force and effect, and shall not have been amended or modified in any respect.

         5.22. Opinion of Financial Advisor. Merrill Lynch has delivered to the Board of Directors of the Company its written opinion to the effect that, as of the date of such opinion, the Exchange Ratio was fair, from a financial point of view, to the Company's stockholders.


                                   ARTICLE VI

              REPRESENTATIONS AND WARRANTIES OF RSI AND MERGER SUB

         RSI and Merger Sub each represents and warrants to the Company that, except as set forth in the RSI SEC Reports or the RSI Disclosure Statement:

         6.1. Organization, Etc. of RSI. RSI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own and operate its properties, to carry on its business as now conducted and proposed by RSI to be conducted, to enter into this Agreement and to carry out the provisions of this Agreement and consummate the transactions contemplated hereby. RSI is duly qualified and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary and where the failure to be so qualified has or would be reasonably expected (so far as can be foreseen at the time) to have an RSI Material Adverse Effect. RSI has obtained from the appropriate Governmental Bodies all approvals and licenses necessary for the conduct of its business and operations as currently conducted, which approvals and licenses are valid and remain in full force and effect, except where the failure to have obtained such approvals or licenses or the failure of such licenses and approvals to be valid and in full force and effect does not have and would not be reasonably expected (so far as can be foreseen at the time) to have an RSI Material Adverse Effect. RSI is not subject to any order, complaint, proceeding or investigation pending or, to the knowledge of RSI, threatened, which affects or would be reasonably expected (so far as can be foreseen at the time) to affect the validity of any such approvals or licenses or impair the renewal thereof, except where the invalidity of any such approvals or licenses or the non-renewal thereof does not have and would not be reasonably expected (so far as can be foreseen at the time) to have an RSI Material Adverse Effect.

         6.2. Subsidiaries. Each Subsidiary of RSI (a) is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the full corporate power and authority to own its properties and conduct its business and operations as currently conducted, except where the failure to be duly organized, validly existing and in good standing does not have, and would not be reasonably expected (so far as can be foreseen at the time) to have, an RSI Material Adverse Effect, (b) is duly qualified and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified does not have and would not be reasonably expected (so far as can be foreseen at the time) to have an RSI Material Adverse Effect
(c) has obtained from the appropriate Governmental Bodies all approvals and licenses necessary for the conduct of its business and operations as currently conducted, which licenses and approvals are valid and remain in full force and effect, except where the failure to have obtained such approvals and licenses or the failure of such licenses and approvals to be valid and in full force and effect does not have and would not be reasonably expected (so far as can be foreseen at the time) to have an RSI Material Adverse Effect, and (d) is subject to no order, complaint, proceeding or investigation pending or, to the knowledge of RSI or such Subsidiary, threatened, which would be reasonably expected (so far as can be foreseen at the time) to affect the validity of any such approvals or licenses or impair the renewal thereof, except where the invalidity of any such approvals or licenses or the non-renewal thereof does not have and would not be reasonably expected (so far as can be foreseen at the time) to have an RSI Material Adverse Effect. RSI has no Subsidiaries other than Merger Sub, RSI, Inc., John Sexton & Co. and Duke Associates.

         6.3. Agreement. On February 2, 1996, the Board of Directors of RSI and Merger Sub approved, by the unanimous vote of those directors present, the Merger, this Agreement and the transactions contemplated hereby, and on such date the Board of Directors of RSI approved recommending approval of the issuance of RSI Common Shares in connection with the Merger to the stockholders of RSI. RSI as sole stockholder of Merger Sub has approved the Merger, this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by a duly authorized officer of each of RSI and Merger Sub and constitutes a valid and binding agreement of RSI and Merger Sub, enforceable against RSI and Merger Sub in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application which may affect the enforcement of creditors' rights generally and by general equitable principles. RSI has delivered to the Company true and correct copies of resolutions adopted by the Board of Directors of each of RSI and Merger Sub approving this Agreement. The Board of Directors of RSI has taken all necessary action to cause the supermajority vote provisions of Section 203 of the DGCL and Articles Twelfth and Fourteenth of RSI's Amended and Restated Certificate of Incorporation to be inapplicable to the transactions contemplated and authorized by this Agreement. The Board of Directors of RSI has taken all necessary action to cause the dilution provisions of the Rights Agreement to be inapplicable to the transactions contemplated and authorized by this Agreement, without any payment to the holders of the rights issued pursuant thereto. RSI has executed and delivered the

Second Amendment and Third Amendment to the Rights Agreement, true and complete copies of which have been furnished to the Company. The Second Amendment to the Rights Agreement is in full force and effect, and upon execution of the Third Amendment to the Rights Agreement by the Rights Agent, will be superseded by the Third Amendment to the Rights Agreement. No approval or consent of securityholders of RSI is required under RSI's Amended and Restated Certificate of Incorporation or Bylaws, the DGCL, RSI's NYSE listing agreement or any other agreement, with respect to this Agreement, the Merger and the transactions contemplated and authorized hereby, other than such vote required by NYSE Rule 312.05.

         6.4. Capital Stock. The authorized capital stock of RSI consists of (a) 40,000,000,000 RSI Common Shares and (ii) 10,000,000 shares of preferred stock, of the par value of $.10 per share, 50,000 of which have been designated as Series A Junior Participating Preferred Stock. All of the outstanding shares of capital stock of RSI are duly authorized, validly issued, fully paid and nonassessable. As of the close of business on January 26, 1996, 14,796,516 RSI Common Shares and no shares of preferred stock were issued and outstanding. No class of capital stock of RSI is entitled to preemptive rights. No options, warrants or other rights to acquire capital stock from RSI are outstanding, other than as set forth in the RSI SEC Reports or as heretofore otherwise disclosed in writing to the Company. Except as set forth in the RSI SEC Reports, there are no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote or which are convertible into or exercisable for securities having the right to vote with stockholders of RSI on any matter. Except as disclosed in the RSI SEC Reports, all outstanding shares of capital stock of the Subsidiaries of RSI are owned by RSI, free and clear of all liens, charges, encumbrances, claims and options of any nature. The RSI Disclosure Statement or the RSI SEC Reports list, and RSI has delivered to the Company true and complete copies of, all agreements, contracts or understandings, whether oral or written, relating to shares of capital stock of RSI or options, warrants or other rights to acquire capital stock of RSI (including, without limitation, any rights of first refusal), and all such agreements, contracts and understandings are in full force and effect.

         6.5. Authorization for RSI Common Shares. Prior to the Effective Time, RSI will have taken all necessary action to permit it to issue the number of RSI Common Shares required to be issued pursuant to Article IV. The RSI Common Shares issued pursuant to Article IV will, when issued, be duly authorized, validly issued, fully paid and nonassessable and no stockholder of RSI will have any preemptive right of subscription or purchase in respect thereof. The RSI Common Shares will, when issued, be registered under the Securities Act and the Exchange Act, and registered or exempt from registration under any applicable state securities laws and listed on the New York Stock Exchange.

         6.6. Other Interests. Except for interests in RSI's Subsidiaries, neither RSI nor any of RSI's Subsidiaries owns, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or entity (other than (i) non-controlling investments in the ordinary course of business and cooperative marketing and similar undertakings and arrangements entered into in the ordinary course of business and (ii) other investments, consisting of cash equivalents and equity interests in former customers in settlement of indebtedness, of less than $3,000,000 in the aggregate).

         6.7. Litigation. The RSI Disclosure Statement lists all actions, suits, investigations or proceedings pending or, to the knowledge of RSI, threatened against RSI or any of its Subsidiaries, or any property of RSI or any such Subsidiary, in any court or before any arbitrator of any kind or before or by any Governmental Body, except actions, suits, investigations or proceedings which, in the aggregate, do not have and would not be reasonably expected (so far as can be foreseen at the time) to (a) have an RSI Material Adverse Effect or (b) have the effect of preventing or materially delaying the performance by RSI of its obligations under this Agreement.

         6.8. Compliance with Other Instruments, Etc. Neither RSI nor any Subsidiary of RSI is in violation of any terms of (a) its charter, by-laws or other organizational documents, (b) any agreement or instrument related to indebtedness for borrowed money or any other agreement to which it is a party or by which it is bound, (c) any applicable law, ordinance, rule or regulation of any Governmental Body, or (d) any applicable order, judgment or decree of any court, arbitrator or Governmental Body, the consequences of which violation, whether individually or in the aggregate, have or would be reasonably expected (so far as can be foreseen at the time) to (i) have an RSI Material Adverse Effect or (ii) have the effect of preventing or materially delaying the performance by RSI of its obligations under this Agreement. The execution, delivery and performance of this Agreement by each of RSI and Merger Sub will not result in any violation of or conflict with, constitute a default under, or require any consent under any terms of the charter or by-laws of RSI (or any of its Subsidiaries) or any such agreement, instrument, law, ordinance, rule, regulation, order, judgment or decree or result in the creation of (or impose any obligation on RSI or any of its Subsidiaries to create) any mortgage, lien, charge, security interest or other encumbrance upon any of the properties or assets of RSI or any of its Subsidiaries pursuant to any such term, except where such violation, conflict or default, or the failure to obtain such consent, individually or in the aggregate, does not have and would not be reasonably expected (so far as can be foreseen at the time) to (i) have an RSI Material Adverse Effect or (ii) have the effect of preventing or materially delaying the performance by RSI of its obligations under this Agreement.

         6.9. Employee Benefit Plans. (a) The RSI SEC Reports or the RSI Disclosure Statement sets forth a true and complete list of all the following:
(x) each "employee benefit plan," as such term is defined in Section 3(3) of ERISA, pursuant to which RSI or any of its Subsidiaries has (A) any liability in respect of current or former employees, agents, directors, or independent contractors of RSI or its Subsidiaries ("RSI Employees") or any beneficiaries or dependents of any RSI Employees or (B) any obligation to issue capital stock of RSI or any of its Subsidiaries (each, an "RSI Employee Plan"), and (y) each other plan, program, policy, contract or arrangement providing for bonuses, pensions, deferred pay, stock or stock related awards, severance pay, salary continuation or similar benefits, hospitalization, medical, dental or disability benefits, life insurance or other employee benefits, or compensation to or for any RSI Employees or any beneficiaries or dependents of any RSI Employees (other than directors' and officers' liability policies), whether or not insured or funded, (A) pursuant to which RSI or any of its Subsidiaries has any material liability or (B) constituting an employment or severance agreement or arrangement with any officer or director of RSI or any Subsidiary or with any holder of RSI Common Shares (each, an "RSI Benefit Arrangement"). RSI has used its reasonable efforts to provide to the Company with respect to each RSI Employee Plan and RSI Benefit Arrangement: (i) a true and complete copy of all written documents comprising such RSI Employee Plan or RSI Benefit Arrangement and any related trust agreement, insurance contract or other funding vehicle (including amendments and individual agreements relating thereto, or, if there is no such written document, an accurate and complete description of such RSI Employee Plan or RSI Benefit Arrangement); (ii) the most recent Form 5500 or Form 5500-C/R (including all schedules thereto), if applicable; (iii) the most recent financial statements and actuarial reports or valuations, if any; (iv) the summary plan description currently in effect and all material modifications thereof, if any; and (v) the most recent Internal Revenue Service determination letter, if any. Any such RSI Employee Plans and RSI Benefit Arrangements for which RSI has not so provided such documents after using its reasonable efforts are not in the aggregate material to RSI and its Subsidiaries taken as a whole.

         (b) Each RSI Employee Plan and RSI Benefit Arrangement has been established, operated and maintained in all material respects in accordance with its terms and in material compliance with all applicable laws and the rules and regulations thereunder, including, but not limited to, ERISA and the Code. Neither RSI nor any of its Subsidiaries or former Subsidiaries nor any of their respective current or former directors, officers, or employees, nor, to the best knowledge of RSI, any other disqualified person or party-in-interest with respect to any RSI Employee Plan, have engaged directly or indirectly in any "prohibited transaction," as such term is defined in Section 4975 of the Code or
Section 406 of ERISA, with respect to which RSI or its Subsidiaries could have or has any material liability. All contributions and other payments required to be made for any period through the date to which this representation speaks to the RSI Employee Plans and RSI Benefit Arrangements (or to any person pursuant to the terms thereof) have been made or paid in a timely fashion, or, to the extent not required to be made or paid on or before the date to which this representation speaks, have been reflected in the RSI's financial statements. Each RSI Employee Plan that is intended to be qualified under Section 401(a) of the Code has, as amended or proposed to be amended to comply with the Tax Reform Act of 1986 and subsequent legislation, been determined by the Internal Revenue Service to be so qualified or an application for such a determination, which was filed before the expiration of the applicable remedial amendment period, is pending, and, to the best knowledge of RSI, no circumstances exist that are reasonably expected by RSI to result in the revocation of any such determination.

         (c) With respect to each RSI Employee Plan that is subject to Title IV of ERISA: (i) as of the last applicable annual valuation date, the present value of all benefits under such RSI Employee Plan did not exceed the value of the assets of such RSI Employee Plan allocable to such benefits, on a projected benefits basis, using the actuarial methods, factors and assumptions used for the most recent actuarial report with respect to such RSI Employee Plan; and
(ii) there has been no termination, partial termination or "reportable event" (as defined in Section 4043 of ERISA) with respect to any such RSI Employee Plan. No RSI Employee Plan that is subject to Section 412 of the Code has incurred any "accumulated funding deficiency" (as defined in Section 412 of the Code), whether or not waived. No event has occurred, and, to the best knowledge of RSI there do not exist any circumstances, that could subject RSI or any Subsidiary of RSI to any material liability arising under ERISA. With respect to the RSI Employee Plans and RSI Benefit Arrangements, individually and in the aggregate, no event has occurred, and, to the best knowledge of RSI there do not exist any circumstances, that could subject RSI or any Subsidiary of RSI to any material liability arising under the Code or other applicable law, or under any indemnity agreement to which RSI or any Subsidiary of RSI is a party, excluding liabilities for benefit claims, administrative expenses and funding obligations payable in the ordinary course.

         (d) No RSI Employee Plan is a "multiple employer plan" described in
Section 4063(a) of ERISA, nor has RSI or any ERISA Affiliate of RSI at any time since January 1, 1994, contributed to or been obligated to contribute to such a multiple employer plan. With respect to any "multiemployer plan" as defined in
Section 3(37) of ERISA contributed to by RSI or any ERISA Affiliate, to the best knowledge of RSI, after due inquiry, if RSI or any Subsidiary of RSI were to have withdrawn from all such multiemployer plans during 1995, any withdrawal liability that would have been assessed against RSI with respect to such withdrawal would not have an RSI Material Adverse Effect.

         (e) Except with respect to an RSI Employee Plan, neither RSI nor any ERISA Affiliate of RSI has any Controlled Group Liability, nor do any circumstances exist that could result in any of them having any Controlled Group Liability.

         (f) Neither the execution or delivery of this Agreement, nor the consummation of the transactions contemplated hereby (either alone or together with any additional or subsequent events), constitutes an event under any RSI Employee Plan, RSI Benefit Arrangement, loan to, or individual agreement or contract with, an RSI Employee that may result in any payment (whether of severance pay or otherwise), restriction or limitation upon the assets of any RSI Employee Plan or RSI Benefit Arrangement, acceleration of payment or vesting, increase in benefits or compensation, or required funding, with respect to any RSI Employee, or the forgiveness of any loan or other commitment of any RSI Employees.

         (g) There are no actions, suits, arbitrations, inquiries, investigations or other proceedings (other than routine claims for benefits) pending or, to RSI's knowledge, threatened, with respect to any RSI Employee Plan or RSI Benefit Arrangement.

         (h) No RSI Employees and no beneficiaries or dependents of RSI Employees are or may become entitled under any RSI Employee Plan or RSI Benefit Arrangement to post-employment or retiree welfare benefits of any kind, including without limitation death or medical benefits, other than coverage mandated by Part 6 of Title I of ERISA or Section 4980B of the Code or other applicable law.

         6.10. Labor Matters. There are no agreements with, or pending petitions for recognition of, a labor union or association as the exclusive bargaining agent for any of the employees of RSI or any of its Subsidiaries; no such petitions have been pending at any time within two years of the date of this Agreement and, to the best knowledge of RSI, there has not been any organizing effort by any union or other group seeking to represent any employees of RSI or any of its Subsidiaries as their exclusive bargaining agent at any time within two years of the date of this Agreement. There are no labor strikes, work stoppages or other labor troubles, other than routine grievance matters, now pending, or, to RSI's knowledge, threatened, against RSI or any of its Subsidiaries, nor have there been any such labor strikes, work stoppages or other labor troubles, other than routine grievance matters, with respect to RSI or any of its Subsidiaries at any time within two years of the date of this Agreement.

         6.11. Taxes. (a) RSI and its Subsidiaries have timely filed all Tax Returns required to be filed by them, or requests for extensions to file such Tax Returns have been timely filed and granted and have not expired, and all Tax Returns are complete and accurate in all respects, except to the extent that such failures to file or be complete and accurate in all respects, as applicable, individually or in the aggregate, do not have and would not reasonably be expected (so far as can be foreseen at the time) to have an RSI Material Adverse Effect. RSI and each of its Subsidiaries has paid (or RSI has paid on its behalf) or made adequate provision for all taxes shown as due on such Tax Returns. RSI and each of its Subsidiaries have paid or made adequate provision for all taxes required to be paid without the filing of any Tax Return which have become due and payable. The most recent financial statements contained in the RSI SEC Reports reflect adequate reserves for all taxes payable by RSI and its Subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements, and no deficiencies for any taxes have been proposed, asserted or assessed against RSI or any of its Subsidiaries that are not adequately reserved for, except for inadequately reserved taxes and inadequately reserved deficiencies that, individually or in the aggregate, do not have and would not reasonably be expected (so far as can be foreseen at the time) to have an RSI Material Adverse Effect. Neither RSI nor any of its Subsidiaries has any reasonable basis to believe that any such deficiencies exist in excess of such established reserves. The consolidated federal income tax returns of RSI have been audited by the Internal Revenue Service (or closed by applicable statute of limitations), and all liabilities in respect thereof have been finally determined, for all taxable years up to and including the taxable year ended May 2, 1992. Neither RSI nor any of its Subsidiaries is a party to any pending or has knowledge of any threatened action or proceeding by any taxing authority for the determination, assessment or collection of any taxes of RSI or any of its Subsidiaries or relating to their respective businesses and operations. There are no liens for taxes (other than for current taxes not yet due and payable) on the assets of RSI or its Subsidiaries. No requests for waivers of the time to assess any taxes against RSI or any of its Subsidiaries have been granted or are pending, except for requests with respect to such taxes that have been adequately reserved for in the most recent financial statements contained in the RSI SEC Reports, or, to the extent not adequately reserved, the assessment of which, individually or in the aggregate, do not have and would not reasonably be expected (so far as can be foreseen at the time) to have an RSI Material Adverse Effect. Neither RSI nor any of its Subsidiaries is a party to or bound by any agreements providing for the allocation or sharing of taxes. Neither RSI nor any of its Subsidiaries has filed a consent pursuant to or agreed to the application of Section 341(f) of the Code. Each of RSI and its Subsidiaries has disclosed on its federal income tax returns all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning of Section 6662 of the Code. All taxes that are required by the laws of the United States, any state or political subdivision thereof, or any foreign country to be withheld or collected by RSI or any of its Subsidiaries have been duly withheld or collected and, to the extent required, have been paid to the proper governmental authorities or properly deposited as required by applicable laws. None of RSI and its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was RSI), or (ii) has any liability for the taxes of any Person (other than any of RSI and its Subsidiaries) under Treas. Reg. ss.1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither RSI nor any of its Subsidiaries will be required, as a result of a change in method of accounting for a taxable year beginning on or before the Closing Date, to include any adjustment under Section 481(a) of the Code in its taxable income for any taxable year beginning after the Closing Date.

                  (b) The RSI Disclosure Statement sets forth each state in which RSI and its Subsidiaries (i) filed an income or franchise tax return, whether on a consolidated, combined or separate return basis, for the taxable year ended April 29, 1995, and (ii) collected or remitted any sales and/or use taxes as of December 31, 1995.

                  (c) None of RSI, Merger Sub or any other Subsidiary of RSI has taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

         6.12. Intellectual Property. RSI and its Subsidiaries own, or possess valid licenses or other valid rights to use, the Intellectual Property used in RSI's business, except where the failure to own or have the right to use such Intellectual Property, in the aggregate, does not have and would not be reasonably expected (so far as can be foreseen at the time) to have an RSI Material Adverse Effect.

         6.13. Properties. Except as disclosed or reserved against in the most recent financial statements contained in the RSI SEC Reports, RSI and each of its Subsidiaries have good and marketable title to all of the material properties and assets, tangible or intangible, reflected in such financial statements as being owned by RSI and each of its Subsidiaries as of the dates thereof, free and clear of all Liens. All leased buildings and all leased fixtures, equipment and other property and assets that are material to RSI's business on a consolidated basis are held under leases or subleases that are valid and binding instruments enforceable in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default), except where the lack of such validity and binding nature or the existence of such default or event of default does not have and would not reasonably be expected (so far as can be foreseen at the time), to have an RSI Material Adverse Effect.

         6.14. Environmental Matters. Except in all cases that, in the aggregate, have not had and would not reasonably be expected (so far as can be foreseen at the time) to have an RSI Material Adverse Effect, RSI and each of its Subsidiaries (i) have obtained all applicable permits, licenses and other authorizations which are required to be obtained under all applicable Environmental Laws, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials or wastes into ambient air, surface water, ground water, or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials or wastes by RSI or its Subsidiaries (or their respective agents); (ii) are in compliance with all terms and conditions of such required permits, licenses and authorization, and also are in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in applicable Environmental Laws; (iii) as of the date hereof, are not aware of nor have received notice of any past or present violations of Environmental Laws, or any event, condition, circumstance, activity, practice, incident, action or plan which is reasonably likely to interfere with or prevent continued compliance with or which would give rise to any common law or statutory liability, or otherwise form the basis of any claim, action, suit or proceeding, against RSI or any of its Subsidiaries based on or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge or release into the environment, of any pollutant, contaminant or hazardous or toxic material or waste; and (iv) have taken all actions necessary under applicable Environmental Laws to register any products or materials required to be registered by RSI or its Subsidiaries (or any of their respective agents) thereunder.

         6.15. Reports and Financial Statements. RSI has filed all reports required to be filed with the SEC since May 1, 1995 through the date hereof (collectively, the "RSI SEC Reports"), and has previously furnished or made available to the Company true and complete copies of all RSI SEC Reports. None of the RSI SEC Reports, as of their respective dates (as amended through the date hereof), contained any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the balance sheets (including the related notes) included in the RSI SEC Reports presents fairly, in all material respects, the consolidated financial position of RSI and its Subsidiaries as of the respective dates thereof, and the other related statements (including the related notes) included therein present fairly, in all material respects, the results of operations, the changes in shareholders equity and cash flows of RSI and its Subsidiaries for the respective periods or as of the respective dates set forth therein, all in conformity with generally accepted accounting principles consistently applied during the periods involved, except as otherwise noted therein and subject, in the case of the unaudited interim financial statements, to normal year-end adjustments and any other adjustments described therein. RSI has provided to the Company true and correct copies of RSI's unaudited consolidated statement of operations and statement of cash flows for the eight months ended, and RSI's consolidated balance sheet as of, December 30, 1995 (the "RSI Unaudited Financial Statements"). Such RSI Unaudited Financial Statements present fairly in all material respects the results of operations and cash flows for the eight months ended, and the financial position of RSI and its Subsidiaries as of, December 30, 1995, all in conformity with generally accepted accounting principles consistently applied during the period involved except as otherwise noted therein and except for the absence of footnote disclosure, and subject to (x) normal year-end adjustments,
(y) any adjustments required to reflect a physical inventory for the months of November and December, 1995, and (z) any other adjustments described therein. All of the RSI SEC Reports, as of their respective dates (as amended through the date hereof), complied in all material respects with the requirements of the Exchange Act.

         6.16. Absence of Certain Changes or Events. During the period since December 30, 1995, the business of RSI and its Subsidiaries has been conducted only in the ordinary course, consistent with past practice, and neither RSI nor any Subsidiary of RSI has entered into any material transaction other than in the ordinary course, consistent with past practice, and there has not been (a) any change in the business, financial condition, results of operations, properties, assets or liabilities of RSI and its Subsidiaries taken as a whole that, individually or in the aggregate, has or would reasonably be expected to have (so far as can be foreseen at the time) an RSI Material Adverse Effect, (b) any damage, destruction or loss, (whether or not covered by insurance) with respect to any property or asset of RSI or any of its Subsidiaries which, individually or in the aggregate, has or would reasonably be expected to have (so far as can be foreseen at the time) an RSI Material Adverse Effect, (c) any change by RSI in its accounting methods, principles or practices, other than immaterial changes consistent with generally accepted accounting principles, (d) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of RSI or any of its Subsidiaries, or any redemption, purchase or other acquisition of any of their respective securities, other than regular semi-annual dividends on RSI Common Shares not in excess of $.03 per share and dividends by any Subsidiary of RSI to RSI, (e) except after the date hereof as permitted by Section 7.9(d), any entering into, establishment or amendment of, any RSI Employee Plan or RSI Benefit Arrangement (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), or any other increase in the compensation payable or to become payable to any officers or key employees of RSI or any Subsidiary of RSI, except for immaterial severance payments to departing employees consistent with past practice.

         6.17. Contracts and Leases. The RSI SEC Reports and the RSI Disclosure Statement contain an accurate and complete listing of all contracts, leases, agreements or understandings, whether written or oral, required to be described in, or filed as exhibits to, the RSI SEC Reports pursuant to the Exchange Act and the applicable rules and regulations thereunder, or which are otherwise material to the business, properties, operations, financial condition of RSI and its Subsidiaries taken as a whole. Each of such contracts, leases, agreements and understandings is in full force and effect and (a) none of RSI or its Subsidiaries or, to RSI's best knowledge, any other party thereto, has breached or is in default thereunder, (b) no event has occurred which, with the passage of time or the giving of notice, would constitute such a breach or default, (c) no claim of default thereunder has, to RSI's best knowledge, been asserted or threatened and (d) none of RSI or its Subsidiaries or, to RSI's best knowledge, any other party thereto is seeking the renegotiation thereof or substitute performance thereunder, except where such breach or default, or attempted renegotiation or substitute performance, individually or in the aggregate, does not have and would not be reasonably expected so far as can be foreseen at the time) to have an RSI Material Adverse Effect. RSI has provided the Company or its representatives with accurate and complete copies of all such contracts, leases, agreements and understandings.

         6.18. Affiliated Transactions. The RSI SEC Reports contain an accurate and complete description of all contracts, leases, agreements or understandings, whether written or oral, with or on behalf of any Affiliate of RSI, to which RSI or any of its Subsidiaries is a party or is otherwise bound and which is required to be described in any RSI SEC Report pursuant to the Exchange Act and the applicable rules and regulations thereunder.

         6.19. Ownership of Merger Sub; No Prior Activities; Assets of Merger Sub. (a) Merger Sub was formed by RSI solely for the purpose of engaging in the transactions contemplated hereby.

         (b) As of the date hereof and the Effective Time, the capital stock of Merger Sub is and will be owned 100% by RSI directly. Further, there are not as of the date hereof and there will not be at the Effective Time any outstanding or authorized options, warrants, calls, rights, commitments or any other agreements of any character which Merger Sub is a party to, or may be bound by, requiring it to issue, transfer, sell, purchase, redeem or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for or acquire, any shares of capital stock of Merger Sub.

         (c) As of the date hereof and the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated thereby and hereby (including the refinancing of all or any portion of the debt of the Company and its Subsidiaries), Merger Sub has not and will not have incurred, directly or indirectly through any Subsidiary or Affiliate, any obligations or liabilities or engaged in any business or activities of any type or kind whatsoever or entered into any arrangements or arrangements with any Person.

         6.20. Brokers and Finders. Except for the fees and expenses payable to Goldman, Sachs & Co. ("Goldman Sachs") and BA Partners, which fees and expenses will be paid by RSI and are reflected in RSI's respective agreements with each of Goldman Sachs and BA Partners, true and complete copies of which have been furnished to the Company, RSI has not employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder's or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

         6.21. S-4 Registration Statement and Proxy Statement/ Prospectus. Neither the S-4 Registration Statement nor the Proxy Statement/Prospectus (including, without limitation, unless otherwise modified in the S-4 Registration Statement, the information contained in the RSI SEC Reports), will
(a) in the case of the S-4 Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading or (b) in the case of the Proxy Statement/Prospectus, at the time the stockholders of the Company take action to approve this Agreement and the Merger as contemplated by Section 7.3(a) and at the time of the mailing of the Proxy Statement/Prospectus and at the time of the RSI Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that RSI makes no representation with respect to information supplied in writing by the Company for inclusion in the S-4 Registration Statement or the Proxy Statement/Prospectus. If at any time prior to the Effective Time any event with respect to RSI, its officers and directors or any of its Subsidiaries shall occur which is required to be described in the Proxy Statement/Prospectus or the S-4 Registration Statement, such event shall be so described, and an amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of RSI and such amendment or supplement shall comply with all provisions of applicable law. The S-4 Registration Statement will, at the time it becomes effective, comply as to form in all material respects with the provisions of the Securities Act.

         6.22. Tax Matters. The representations set forth in the numbered paragraphs of the form of Tax Matters Certificate of RSI attached to the RSI Disclosure Statement (the "RSI Tax Matters Certificate") are true and correct in all respects, and such representations are hereby incorporated herein by reference with the same effect as if set forth herein in their entirety.

         6.23. Company Management Loans. RSI acknowledges that the Company Management Loans shall be forgiven in their entirety immediately prior to the Effective Time, and consents to the forgiveness thereof, provided, that each management employee of the Company subject to a Company Management Loan agrees that, provided RSI complies with Section 7.16 hereof, the shares of Common Stock purchased by management employees with the proceeds of the Company Management Loans (and the RSI Common Shares issuable to such employee upon conversion of such shares of Common Stock in the Merger) will not be sold for a period of one year from the Effective Time or such earlier date on which such individual ceases to be an employee due to resignation, retirement or termination.

         6.24. Opinion of Financial Advisor. Goldman Sachs has delivered to the Board of Directors of RSI its written opinion to the effect that, as of the date of this Agreement, the aggregate number of RSI Common Shares to be issued as consideration for the outstanding shares of Common Stock pursuant to this Agreement is fair to RSI.

                                   ARTICLE VII

                       ADDITIONAL COVENANTS AND AGREEMENTS

         7.1. Conduct of Business of the Company. Except as contemplated by this Agreement or the Commitment Letter, as set forth in the Company Disclosure Statement or as otherwise permitted by the prior written consent of RSI, during the period from the date of this Agreement to the Effective Time (i) the Company will, and will cause each of its Subsidiaries to, conduct its operations in the ordinary course of business consistent with past practice, and (ii) the Company will not, and will cause each of its Subsidiaries not to, enter into any material transaction other than in the ordinary course of business consistent with past practice. Without limiting the generality of the foregoing, and except as otherwise permitted in this Agreement or as contemplated in the Commitment Letter, prior to the Effective Time, the Company will not, and will not permit any of its Subsidiaries to, without the prior written consent of RSI (except to the extent set forth in the Company Disclosure Statement):

         (a) except for Shares issued upon exercise of Options and Warrants outstanding as of the date hereof and the issuance of Class A or Class B Common Stock, as the case may be, upon the conversion of Class B or Class A Common Stock as required by the Company's Restated Certificate of Incorporation, issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of (A) any shares of its capital stock of any class (including the Shares), or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of its capital stock, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of its capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of its capital stock, or (B) any other securities in respect of, in lieu of, or in substitution for, Shares outstanding on the date hereof;

         (b) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of its outstanding securities (including the Shares), except for redemption of the Preferred Stock in accordance with the Preferred Stock Redemption Agreements or as otherwise contemplated by Section 7.10;

         (c) split, combine, subdivide or reclassify any shares of its capital stock or declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution in respect of any shares of its capital stock or otherwise make any payments to stockholders in their capacity as such;

         (d) (A) other than in the ordinary course of business consistent with past practices, and as approved by the Board of Directors of the Company, (i) grant any increases in the base compensation of any of its directors, officers or key employees, or (ii) pay or agree to pay any material pension, retirement allowance or other employee benefit not required by any of the Employee Plans or Benefit Arrangements as in effect on the date hereof to any such director, officer or key employees, whether past or present, or (B) (i) enter into any new or amend any existing employment or severance agreement with any director, officer or key employee of the Company or any Subsidiary of the Company, except as permitted in the Company Disclosure Statement, or (ii) except as may be required to comply with applicable law, become obligated under any new Employee Plan or Benefit Arrangement which was not in existence on the date hereof, or amend any such Employee Plan or Benefit Arrangement in existence on the date hereof if such amendment would have the effect of accelerating or materially enhancing any benefits thereunder;

         (e) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger);

         (f) other than as disclosed in the Company's current capital budget, make any acquisition or disposition, by means of merger, consolidation or otherwise, of any material assets (other than sales of inventory in the ordinary course of business, and the disposition of obsolete assets or assets no longer used in the business) or other business enterprise or operation;

         (g) adopt any amendments to its Restated Certificate of Incorporation or Bylaws or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any Subsidiary;

         (h) other than (i) borrowings under existing credit facilities, (ii) other borrowings in the ordinary course in the aggregate at any time outstanding up to $10 million after the date hereof, (iii) borrowings in connection with the redemption of Preferred Stock to the extent permitted by Section 7.10 hereof, and (iv) borrowings of up to $35 million to be used for construction of a new operating facility for Biggers Brothers, Inc., incur any indebtedness for borrowed money or guarantee any such indebtedness or, except in the ordinary course consistent with past practice, make any loans, advances or capital contributions to, or investments in, any other Person (other than to the Company or any Wholly-Owned Subsidiary of the Company);

         (i) enter into any agreement providing for acceleration of payment of any material obligation or performance of any material benefit or payment or other consequence as a result of a change of control of the Company or its Subsidiaries;

         (j) except as disclosed in the Company's current capital budget, a true and complete copy of which has been delivered to RSI, enter into any contract, arrangement or understanding requiring the lease or purchase of equipment, materials, supplies or services over a period greater than 12 months, which is not cancelable without penalty on 30 days' or less notice;

         (k) take any actions, which would, or would be reasonably likely to, adversely affect the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code, and the Company shall use all reasonable efforts to achieve such result; or

         (l) enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

         7.2. Other Transactions. From the date hereof until the Effective Time, neither the Company nor any of its Subsidiaries, employees, officers, agents or representatives, shall, directly or indirectly (a) solicit or initiate any inquiry, proposal or offer from any Person relating to any acquisition or purchase of all or a material amount of the assets of, or any securities of, or any merger, consolidation or business combination with, the Company or any Subsidiary (any such inquiry, proposal or offer being hereinafter referred to as a "Company Alternative Proposal"), or (b)(i) participate in any negotiations with respect to a Company Alternative Proposal, (ii) furnish to any other Person any confidential information with respect to the Company or its business, or (iii) otherwise cooperate in any way with, or assist or participate in, or facilitate any Company Alternative Proposal. The Company shall promptly notify RSI if any Company Alternative Proposal is made.

         7.3. Stockholder Votes. (a) As soon as practicable, and in any case within ten Business Days after RSI has delivered to the Company copies of the Proxy Statement/Prospectus in the form mailed to RSI stockholders and copies of the RSI SEC Reports incorporated by reference into the Proxy Statement/Prospectus, the Company will cause to be taken all stockholder action necessary in accordance with applicable law, the Company's Restated Certificate of Incorporation and Bylaws, the Stockholders Agreement and the DGCL to approve this Agreement and the Merger. If such action is taken by less than unanimous written consent of the stockholders of the Company, the Company will deliver prompt notice of the taking of such action to all stockholders of the Company who did not consent to such action, in accordance with DGCL Section 228. The Board of Directors of the Company will recommend and declare advisable such approval. Pursuant to the ML Agreement, each of the ML Entities have agreed to vote all Shares owned by them or which they have the right to vote in support and in favor of approval of the Merger and this Agreement, which vote the Company represents and warrants shall be sufficient to obtain the requisite approval of the Merger and this Agreement. The Company shall promptly provide to RSI copies of all notices, letters and other materials delivered to the stockholders of the Company (other than the Proxy Statement/Prospectus and the RSI SEC Reports incorporated therein by reference) in connection with such stockholder action, and will keep RSI apprised of the status of such stockholder action.

         (b) As soon as practicable after the effectiveness of the S-4 Registration Statement, and following an appropriate notice period in accordance with applicable law, RSI's Restated Certificate of Incorporation or RSI's Bylaws, RSI will take all action necessary in accordance with applicable law and its Restated Certificate of Incorporation and Bylaws to convene a meeting of its stockholders (the "RSI Stockholders Meeting") to consider and vote upon the approval of the issuance of the RSI Common Shares in connection with the Merger. The Board of Directors of RSI shall recommend and declare advisable such approval and RSI shall take all lawful action to solicit, and use all reasonable efforts to obtain, such approval. RSI, as the sole stockholder of Merger Sub, has consented to the adoption of this Agreement by Merger Sub and agrees that such consent shall be treated for all purposes as a vote duly adopted at a meeting of the stockholders of Merger Sub held for this purpose.

         7.4. Registration Statement. RSI and the Company shall cooperate and promptly prepare and RSI shall file with the SEC as soon as practicable a Registration Statement on Form S-4 under the Securities Act with respect to the RSI Common Stock issuable in the Merger (the "S-4 Registration Statement"), a portion of which Registration Statement shall also serve as the proxy statement with respect to the RSI Stockholder Meeting (such proxy statement/prospectus, together with any amendments thereof or supplements thereto, in each case in the form or forms mailed to stockholders, is herein called the "Proxy Statement/Prospectus"). RSI will cause the Proxy Statement/Prospectus and the S-4 Registration Statement to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. RSI shall use all reasonable efforts, and the Company will cooperate with RSI, to have the S-4 Registration Statement declared effective by the SEC as promptly as practicable and to keep the S-4 Registration Statement effective as long as is necessary to consummate the Merger. RSI shall, as promptly as practicable, provide the Company copies of any written, and will inform the Company of any oral, comments on the S-4 Registration Statement received from the SEC. RSI shall use its best efforts to obtain, prior to the effective date of the S-4 Registration Statement, all necessary state securities law or "Blue Sky" permits or approvals required to carry out the transactions contemplated by this Agreement and will pay all expenses incident thereto. RSI agrees that the Proxy Statement/Prospectus and each amendment or supplement thereto at the time of mailing thereof and at the time of the RSI Stockholders Meeting, or, in the case of the S-4 Registration Statement, at the time it becomes effective, as it may be amended or supplemented, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the foregoing shall not apply to the extent that any such untrue statement of a material fact or omission to state a material fact was made by RSI in reliance upon and in conformity with written information concerning the Company furnished to RSI by the Company for inclusion in the Proxy Statement/Prospectus and the S-4 Registration Statement, as it may be amended or supplemented. The Company agrees that the written information concerning the Company, its Subsidiaries, and its officers and directors provided by it for inclusion in the Proxy Statement/Prospectus and each amendment or supplement thereto, at the time of mailing thereof and at the time of the RSI Stockholders Meeting, or, in the case of written information concerning the Company provided by the Company for inclusion in the S-4 Registration Statement or any amendment or supplement thereto, at the time it is filed or becomes effective, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No amendment or supplement to the Proxy Statement/Prospectus that amends or supplements information relating to the Company will be made by RSI without the approval of the Company, such approval not to be unreasonably withheld. RSI will advise the Company, promptly after it receives notice thereof, of the time when the S-4 Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of a qualification of the RSI Common Shares issuable in connection with the Merger for offering or sale in any jurisdiction, or any written request by the SEC for amendment of the Proxy Statement/Prospectus or the S-4 Registration Statement or for additional information. As soon as practicable after the S-4 Registration Statement has become effective, RSI will provide the Company with sufficient copies of the Proxy Statement/Prospectus in the form mailed to RSI stockholders, as well as sufficient copies of the RSI SEC Reports incorporated by reference into the Proxy Statement/Prospectus, to enable the Company to deliver a copy to each stockholder of record of the Company.

         7.5. Reasonable Efforts. The Company and RSI shall and shall use reasonable best efforts to cause their respective Subsidiaries to: (i) promptly make all filings and seek to obtain all Authorizations required under all applicable laws with respect to the Merger and the other transactions contemplated hereby and will cooperate with each other with respect thereto; and
(ii) promptly take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate to satisfy the conditions set forth in Article VIII and to consummate and make effective the transactions contemplated by this Agreement on the terms and conditions set forth herein as soon as practicable (including, without limitation, using their respective reasonable best efforts to avoid the entry of (or, if entered, to have lifted, vacated or reversed) any order, decree, judgment or ruling of any court or Governmental Body restraining or preventing the consummation of the transactions contemplated by this Agreement on the basis of any federal or state antitrust laws or regulations; provided, however, that in connection with any filing or submission required or action to be taken by either the Company or RSI or any of their Subsidiaries to effect the Merger and to consummate the other transactions contemplated hereby, (A) neither the Company nor any of its Subsidiaries shall, without RSI's prior written consent, commit to any divestiture or hold separate or similar transaction and (B) neither RSI nor any of its Subsidiaries shall be required to divest or hold separate or otherwise take or commit to take any action, in each case, that materially limits its freedom of action with respect to, or its ability to retain, the Company or any of its Subsidiaries or any material portion of the assets of the Company and its Subsidiaries or any existing (as of the date hereof) and material business, product line or asset of RSI or any of its Subsidiaries.

         7.6. Access to Information; Confidentiality. (a) Upon reasonable notice, each of the Company and RSI shall (and shall cause each of its Subsidiaries to) afford to officers, employees, counsel, accountants and other authorized representatives of the other party ("Respective Representatives") access, during normal business hours throughout the period prior to the Effective Time, to its properties, books and records (including, without limitation, the work papers of independent accountants) and, during such period, shall (and shall cause each of its Subsidiaries to) furnish promptly to such Respective Representatives all information concerning its business, properties and personnel as may reasonably be requested, provided that no investigation pursuant to this Section 7.6 shall affect or be deemed to modify any of the respective representations or warranties made by RSI or the Company.

         (b) All confidential information obtained by the Company respecting RSI and its Subsidiaries pursuant to this Section 7.6 or prior to the date hereof shall be kept confidential in accordance with the Confidentiality Agreement dated as of November 20, 1995 between RSI and the Company.

         (c) All confidential information respecting the Company and its Subsidiaries obtained by RSI pursuant to this Section 7.6 or prior to the date hereof shall be kept confidential in accordance with the Confidentiality Agreement dated as of December 11, 1995 between the Company and RSI.

         7.7. Listing of RSI Common Shares. RSI will use its reasonable best efforts to cause the RSI Common Shares to be issued pursuant to this Agreement, and upon exercise of Assumed Options and Assumed Warrants, to be listed for trading on the NYSE.

         7.8. Rule 145 Affiliates. The Company shall use reasonable efforts to cause each party (other than RSI and the ML Entities) to the Registration Rights Agreement (the "Rule 145 Affiliates") or who may otherwise be deemed to be an Affiliate of the Company to deliver to RSI on or prior to the Effective Time, a written agreement, in the form attached as Exhibit A hereto, providing, inter alia, that such Rule 145 Affiliate will not sell, pledge, transfer or otherwise dispose of any shares of RSI Common Shares issued to such Rule 145 Affiliate pursuant to the Merger, except pursuant to an effective registration statement or in compliance with Rule 145 or an exemption from the registration requirements of the Securities Act ("Affiliate Letter"). Concurrently with the execution of this Agreement, each of the ML Entities have agreed to execute such Affiliate Letters.

         7.9. Conduct of Business of RSI. Except as contemplated by this Agreement or the Commitment Letter, as set forth in the RSI Disclosure Statement or as otherwise permitted by the prior written consent of the Company, during the period from the date of this Agreement to the Effective Time, (i) RSI will, and will cause each of its Subsidiaries to, conduct its operations in the ordinary course of business consistent with past practice, and (ii) RSI will not, and will cause each of its Subsidiaries not to, enter into any material transaction other than in the ordinary course of business consistent with past practice.

Without limiting the generality of the foregoing, and except as otherwise permitted in this Agreement or as contemplated by the Commitment Letter, prior to the Effective Time, RSI will not, and will not permit any of its Subsidiaries to, without the prior written consent of the Company (except to the extent set forth in the RSI Disclosure Statement):

         (a) issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of (A) any shares of its capital stock of any class, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of its capital stock, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of its capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of its capital stock, or (B) any other securities in respect of, in lieu of, or in substitution for, shares of capital stock outstanding on the date hereof;

         (b) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of its outstanding securities;

         (c) split, combine, subdivide or reclassify any shares of its capital stock or declare, set aside for payment or pay any dividend (other than normal cash dividends in the ordinary course, but not in an amount to exceed $.03 per share semi-annually, and other than dividends of Subsidiaries of RSI to RSI), or make any other actual, constructive or deemed distribution in respect of any shares of its capital stock or otherwise make any payments to stockholders in their capacity as such;

         (d) (A) other than in the ordinary course of business consistent with past practices and as approved by the Board of Directors of RSI, (i) grant any increases in the base compensation of any of its directors, officers or key employees, or (ii) pay or agree to pay any material pension, retirement allowance or other employee benefit not required by any of the RSI Employee Plans or RSI Benefit Arrangements as in effect on the date hereof to any such director, officer or key employees, whether past or present, or (B) (i) enter into any new or amend any existing employment or severance agreement with any such director, officer or key employee, except as contemplated by Section 7.17 or as permitted in the RSI Disclosure Statement, or (ii) except as may be required to comply with applicable law, become obligated under any new RSI Employee Plan or RSI Benefit Arrangement which was not in existence on the date hereof, or amend any such RSI Employee Plan or RSI Benefit Arrangement in existence on the date hereof if such amendment would have the effect of accelerating or materially enhancing any benefits thereunder;

         (e) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of RSI or any of its Subsidiaries (other than the Merger);

         (f) other than as disclosed in RSI's current capital budget, make, engage in negotiations with any third party respecting, or directly or indirectly solicit or initiate any inquiry, proposal or offer respecting, the acquisition or disposition, by means of merger, consolidation, business combination or otherwise, all or a material amount of assets of, or any securities of, RSI or any Subsidiary thereof (other than sales of inventory in the ordinary course of business, the disposition of obsolete assets or assets no longer used in the business or the sale of U.S. Lace Paperworks); provided, however, that nothing contained in this Section 7.9(f) shall require the Board of Directors of RSI to act or refrain from acting in connection with taking and disclosing to RSI's stockholders a position contemplated by Rules 14d-9 and 14e-2 under the Exchange Act;

         (g) adopt any amendments to its Restated Certificate of Incorporation or Bylaws (except for Bylaw amendments which are required in connection with the performance by RSI of its obligations hereunder or under any other agreement contemplated hereunder) or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any Subsidiary;

         (h) other than (i) borrowings under existing credit facilities, (ii) other borrowings in the ordinary course in the aggregate at any time outstanding up to $10 million after the date hereof, incur any indebtedness for borrowed money or guarantee any such indebtedness or, except in the ordinary course consistent with past practice, make any loans, advances or capital contributions to, or investments in, any other Person (other than to RSI or any Wholly-Owned Subsidiary of RSI);

         (i) except in connection with modifications to RSI's Change in Control Agreements as contemplated by Section 7.17 or otherwise on terms no more favorable than contemplated by Section 7.17 for those executives not named in such Section, enter into any agreement providing for acceleration of payment of any material obligation or performance of any material benefit or obligation or other consequence as a result of a change of control of RSI or its Subsidiaries;

         (j) except as disclosed in RSI's current budget, a true and complete copy of which has been delivered to the Company, enter into any contract, arrangement or understanding requiring the lease or purchase of equipment, materials, supplies or services over a period greater than 12 months, which is not cancelable without penalty on thirty (30) days or less notice;

         (k) take any actions, which would, or would be reasonably likely to, adversely affect the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code, and RSI shall use all reasonable efforts to achieve such result; or

         (l) enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

         7.10. Preferred Stock Redemption; Withdrawal of S-1 Registration Statement; USDA Matter. (a) The Company shall use its best efforts prior to February 16, 1996 (i) to obtain an amendment to the Redemption Agreement dated as of September 26, 1995 between Sara Lee Corporation ("Sara Lee") and the Company, as amended by the Amendment to Redemption Agreement dated November 20, 1995 (the "Sara Lee Redemption Agreement") to (x) extend the termination date set forth in Section 7.1(b) thereof to at least the earlier of the Closing or July 31, 1996 ("Sara Lee Amendment"), and (y) acknowledge and agree that RSI or Merger Sub shall be entitled to purchase the 10% Preferred Stock upon payment of the purchase price therefor as set forth in the Sara Lee Redemption Agreement and Sara Lee Amendment, and (ii) negotiate and arrange committed bank loan financing (and any necessary consents) to enable the Company to fund prior to March 15, 1996 the full purchase price for the purchase of the 10% Preferred Stock as set forth in Section 1.2 of the Sara Lee Redemption Agreement ("Sara Lee Bridge Financing"). "Best efforts" shall not require the Company to make or agree to make any material payments to, or to be bound by any material commitment with respect to, Sara Lee. If by February 16, 1996, the Company shall not have obtained either the Sara Lee Amendment or Sara Lee Bridge Financing on terms and conditions reasonably acceptable to RSI, RSI shall be entitled to arrange for the Sara Lee Bridge Financing with such Persons and on such terms as RSI may negotiate and which are as a whole more favorable to the Company than the Sara Lee Bridge Financing and which are reasonably acceptable to the Company ("Alternative Sara Lee Bridge Financing") on the Company's behalf.

         (b) If by March 10, 1996 the Company shall not have obtained the Sara Lee Amendment, the Company shall execute and deliver such documents and perform such acts as may be necessary to effect the Sara Lee Bridge Financing or the Alternative Sara Lee Bridge Financing ("Bridge Financing") and shall effect the purchase of the 10% Preferred Stock in accordance with the terms of the Sara Lee Redemption Agreement. The Company shall have complied with its obligations under subsections (a) and (b) of this Section 7.10 if by March 15, 1996 it shall have either (a) obtained the Sara Lee Amendment, or (b) redeemed the 10% Preferred Stock in accordance with the Sara Lee Redemption Agreement.

         (c) Except as expressly provided by this Section 7.10, the Company shall not amend any of the Preferred Stock Redemption

Agreements or redeem the Preferred Stock prior to the earlier of the Closing Date or July 31, 1996 without the prior written consent of RSI.

         (d) If prior to March 15, 1996 the Company shall not have obtained the Sara Lee Amendment or effected the Bridge Financing and purchased the 10% Preferred Stock, at the Closing (i) the 10% Preferred Stock shall be redeemed in accordance with Article Fourth, Paragraph (B)(2)(4) of the Company's Restated Certificate of Incorporation ("Company Charter"), and (ii) the Exchangeable Preferred Stock shall be acquired by RSI or Merger Sub for a price equal to the price payable upon redemption by the Company in accordance with Article Fourth, Paragraph (B)(3)(5) of the Company Charter; provided, however, that in no event shall the redemption amount or the price payable for such Preferred Stock exceed the amounts set forth on Schedule 7.10. Nothing set forth in this Section 7.10(d) shall be deemed to have had a Company Material Adverse Effect.

         (e) Any redemption of Preferred Stock after March 15, 1996 pursuant to this Agreement shall be deemed to occur immediately prior to the Effective Time.

         (f) In the event that the Preferred Stock is redeemed on the Closing Date and in connection with the consummation of the transactions contemplated by this Agreement, RSI and the Company agree that RSI shall make, on behalf of the Company, all the required payments under the Preferred Stock Redemption Agreements directly to the respective holders of the Preferred Stock.

         (g) No later than one Business Day after the date of this Agreement, the Company shall request the withdrawal of the S-1 Registration Statement from the SEC in accordance with the Securities Act.

         (h) The Company shall keep RSI apprised of the status of, and new developments concerning, the USDA matter referred to in the S-1 Registration Statement, including, without limitation, promptly providing copies of all notices, orders, proposals or other material correspondence to or from the USDA regarding such matter and promptly providing RSI with prior notice of, and a reasonable opportunity to comment on, any proposed settlement of such matter.

         7.11. Commitment Letter. RSI and the Company shall use their respective reasonable best efforts to consummate the transactions set forth in the commitment letter dated February 2, 1996 from Bank of America National Trust and Savings Association, BA Securities, Inc., The Chase Manhattan Bank, N.A., and Chase Securities, Inc. to RSI and the Company (the "Commitment Letter") which has been executed and delivered by RSI and which, to the best knowledge of each of RSI and the Company, remains in full force and effect.

         7.12. Publicity. The initial press release relating to this Agreement shall be a joint press release and thereafter the Company and RSI shall, subject to their respective legal obligations, consult with each other, and use reasonable efforts to agree upon the text of any press release, before issuing any such press release or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any federal or state governmental or regulatory agency or with any national securities exchange with respect to the transactions contemplated hereby.

         7.13. Director and Officer Indemnification. (a) Subject to the receipt by RSI of a waiver and release by the ML Entities, in the form attached to the ML Agreement, and by any officer or director of the Company who is also a stockholder of the Company, in substantially the same form, of any claims against present or former directors and officers of the Company arising from or pertaining to acts or omissions, or alleged acts or omissions, occurring prior to the Effective Time, from and after the Effective Time, RSI will, and will cause the Surviving Corporation to, indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, an officer or director of the Company (individually, an "Indemnified Party", and collectively, the "Indemnified Parties") with respect to acts or omissions occurring prior to the Effective Time to the extent required by Article VIII of the Company's By-Laws as filed as Exhibit 3.12 to the S-1 Registration Statement.

                  (b) After the Effective Time, RSI shall cause the directors and officers of the Surviving Corporation and its Subsidiaries to be covered by directors' and officers' liability insurance maintained by RSI on terms and conditions no less favorable to such directors and officers as are applicable to similarly situated directors and officers of Subsidiaries of RSI; provided that such insurance shall not include coverage for any acts or omissions occurring prior to the Effective Time.

         7.14. Conveyance Taxes. RSI and the Company will cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees and any similar taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time and each party will pay any such tax or fee which becomes payable by it on or before the Effective Time. RSI agrees to assume liability for and hold stockholders of the Company harmless against liability for real property transfer or gain tax imposed on such stockholders by the State of New York as a result of the Merger.

         7.15. Parachute Payments. With respect to any "payments" required to be made by the Company to "disqualified persons" pursuant to any employment, severance, supplemental retirement, stock option or loan agreement or in connection with the cancellation thereof which may constitute a "parachute payment" with respect to the transactions contemplated by this Agreement (as such terms are defined by Section 280G of the Code), the Company shall (i) in consultation with RSI, obtain stockholder approval of such payments in accordance with Section 280G (b)(5)(B) of the Code and the regulations (including any proposed or temporary regulations) thereunder and
(ii) at least 15 days prior to the Closing Date, provide evidence satisfactory to RSI that such approval has been obtained.

         7.16. RSI Loans. After the Effective Time, RSI shall extend loans to those management employees of the Company for whom Company Management Loans were forgiven at the Effective Time and whose RSI Common Shares are subject to restriction as provided in Section 6.23, in an amount sufficient to cover the federal and state income tax due from such management employees as a result of such forgiveness. Such loans shall be made pursuant to terms and documentation reasonably satisfactory to RSI, shall bear interest at a rate not less than that prescribed by Section 7872 of the Code and shall be due and payable in full ninety days after the expiration of the restrictions on the RSI Common Shares referred to in Section 6.23 (whether such expiration occurs because of the passage of one year from the Effective Time or because of the resignation, retirement or termination of such employee).

         7.17. RSI Change in Control Arrangements. Pursuant to Amended and Restated Change in Control Agreements in the form of Schedule 7.17 hereto, RSI has taken such action as may be necessary so that the consummation of the transactions contemplated by this Agreement does not result in a "Change in Control", as such term is defined in individual agreements with Messrs. Van Stekelenburg, Harter, Martin, Feather and Giuliani, subject to the satisfaction of the terms of such Amended and Restated Change in Control Agreements.

                                  ARTICLE VIII

                                   CONDITIONS

         8.1. Conditions to Each Party's Obligations. The respective obligations of each party to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Effective Time of each of the following conditions, any or all of which may be waived in whole or in part by the party being benefitted thereby, to the extent permitted by applicable law:

         (a) Stockholder Approval. This Agreement and the transactions contemplated hereby shall have been duly approved by the requisite holders of Shares in accordance with applicable law, the Restated Certificate of Incorporation and Bylaws of the

Company, and the Stockholders Agreement; and the issuance of RSI Common Shares in connection with the Merger shall have been duly approved by the requisite holders of RSI Common Shares in accordance with the rules of the NYSE.

         (b) Government Consents, Etc. Except for the filing of a certificate of merger in accordance with the DGCL, all Authorizations required in connection with the execution and delivery of this Agreement and the performance of the obligations hereunder shall have been made or obtained, except where the failure to have made or obtained any such Authorizations would not have a material adverse effect on the business, properties, operations or financial condition of RSI and its Subsidiaries (including the Surviving Corporation) following the Effective Time.

         (c) No Injunction. There shall not be in effect any judgment, writ, order, injunction or decree of any court of Governmental Body of competent jurisdiction, restraining, enjoining or otherwise preventing consummation of the transactions contemplated by this Agreement.

         (d) Registration Statement. The S-4 Registration Statement shall have been declared effective by the SEC under the Securities Act and shall be effective at the Effective Time, and no stop order suspending effectiveness shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities laws or the Securities Act or Exchange Act relating to the issuance or trading of the RSI Common Shares to be issued in the Merger shall have been received.

         (e) Listing of RSI Common Shares on NYSE. The RSI Common Shares required to be issued hereunder (including upon exercise of Options and Warrants as provided in Section 4.1(e)) shall have been approved for listing on the NYSE, subject only to official notice of issuance.

         (f) Financing. All conditions precedent to the closing of the financing described to in the Commitment Letter shall have been satisfied, and the transactions contemplated by such commitment letter shall have been consummated.

         (g) Redemption of Preferred Stock. (i) All shares of Exchangeable Preferred Stock shall have been purchased by RSI or Merger Sub pursuant to the Redemption Agreement dated as of September 8, 1995 among ML IBK Positions, Inc., Merchant Banking L.P. No. IV and the Company, as amended as of December 29, 1995 and February 2, 1996 or otherwise in accordance with the terms of Section 7.10; and (ii) all shares of 10% Preferred Stock shall have been redeemed in accordance with the terms and conditions set forth in the Sara Lee Redemption Agreement or otherwise in accordance with the terms of Section 7.10, or redeemed by the

Company or purchased by RSI or Merger Sub pursuant to the Sara Lee Amendment.

         (h) Tax Opinion. The Company shall have received an opinion of Morgan, Lewis & Bockius LLP, dated the Closing Date, in substantially the form attached hereto as Exhibit E-1, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, Morgan, Lewis & Bockius LLP may receive and rely upon the representations of certain stockholders of the Company contained in the Tax Agreement and representations contained in certificates of the Company, stockholders of the Company, RSI, Merger Sub and others, including without limitation the Company Tax Matters Certificate and the RSI Tax Matters Certificate.

         (i) Tax Opinions. RSI shall have received an opinion of Jones, Day, Reavis & Pogue (addressed to RSI) in substantially the form attached hereto as Exhibit E-2, dated the Closing Date, to the effect that the Merger should be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. RSI shall have received an opinion of Shearman & Sterling (addressed to the ML Entities) in substantially the form attached hereto as Exhibit E-3, dated the Closing Date, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinions, Jones, Day, Reavis & Pogue and Shearman & Sterling may receive and rely upon the representations of certain stockholders of the Company contained in the Tax Agreement and representations contained in certificates of the Company, stockholders of the Company, RSI, Merger Sub and others, including without limitation the Company Tax Matters Certificate and the RSI Tax Matters Certificate.

         8.2. Conditions to Obligations of RSI and Merger Sub. The respective obligations of RSI and Merger Sub to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Effective Time of each of the following conditions, any or all of which may be waived in whole or part by RSI and Merger Sub, as the case may be, to the extent permitted by applicable law:

         (a) Representations and Warranties True. (i) The representations and warranties of the Company contained in Article V or otherwise required hereby to be made after the date hereof in a writing expressly referred to herein by or on behalf of the Company pursuant to this Agreement shall have been true in all material respects when made and at the time of the Closing with the same effect as though such representations and warranties had been made at such time, except
(x) for changes specifically permitted by this Agreement or resulting from the consummation of the transactions contemplated hereby, and (y) that those representations and warranties which address matters only as of a particular date shall remain true and correct in all material respects as of such date, and (ii) the representations and warranties of each of the ML Entities contained in the ML Agreement or otherwise required hereby or thereby to be made by any ML Entity after the date hereof in a writing expressly referred to herein or in the ML Agreement by or on behalf of any ML Entity pursuant to this Agreement or the ML Agreement shall have been true in all material respects when made and at the time of the Closing with the same effect as though such representations and warranties had been made at such time, except for changes specifically permitted by this Agreement or the ML Agreement or resulting from the consummation of the transactions contemplated hereby or by the ML Agreement.

         (b) Performance. (i) The Company shall have performed or complied in all material respects with all agreements and conditions contained herein required to be performed or complied with by it prior to or at the time of the Closing, and (ii) each ML Entity shall have performed or complied in all material respects with all agreements and conditions contained in the ML Agreement required to be performed or complied with by it prior to or at the time of the Closing.

         (c) Compliance Certificate. (i) The Company shall have delivered to RSI a certificate, dated the date of the Closing, signed by the President or any Vice President of the Company, certifying as to the fulfillment of the conditions specified in Section 8.2(a)(i) and (b)(i) and (ii) each ML Entity shall have delivered to RSI a certificate, dated the date of the Closing, signed by a duly authorized representative of such ML Entity, certifying as to the fulfillment of the conditions specified in Section 8.2(a)(ii) and (b)(ii).

         (d) Opinion of Counsel for the Company. RSI shall have received from Morgan, Lewis & Bockius LLP and/or other counsel for the Company satisfactory to RSI an opinion, dated the Closing Date, covering the items specified in Exhibit B attached hereto.

         (e) Standstill Agreement. RSI shall have received the Standstill Agreement executed by each ML Entity, together with the opinion of Shearman & Sterling or other counsel for the ML Entities satisfactory to RSI, dated the Closing Date, covering the items specified in Exhibit E attached to the ML Agreement.

         (f) Fairness Opinion. The opinion of Goldman Sachs dated the date of this Agreement shall not have been withdrawn, or materially modified or amended, on or prior to the date of the Proxy Statement/Prospectus.

         (g) Stockholders Agreement. The Stockholders Agreement shall have been terminated and be of no further force and effect.

         (h) Tax Agreement. RSI shall have received a Tax Agreement executed by each ML Entity and the other parties thereto.

         (i) Legal Proceedings. With respect to any action, suit, arbitration or other proceeding pending against the Company or any Subsidiary thereof as of the date of this Agreement where the amount in controversy exceeds $10.0 million ("Covered Company Proceeding"), (i) a final non-appealable judgment or award shall have been entered in such Covered Company Proceeding, or a binding settlement agreement of such Covered Company Proceeding shall have been executed and delivered, providing in each such case for (A) a judgment or award in favor of the Company or such Subsidiary, or (B) payment by the Company or such Subsidiary of, or the imposition of fines or other remedies against the Company or such Subsidiary involving, an amount (I) not in excess of the range specified in any letter or opinion of the Company's counsel in such Covered Company Proceeding to the Company's auditors during the 12 months preceding the date of this Agreement ("Previous Company Auditor's Letter") or (II) if such amount is in excess of such range, the payment of such amount does not have, or would not reasonably be expected to have (so far as can be foreseen at the time), a Company Material Adverse Effect, or (ii) if such Covered Company Proceeding has not been finally resolved, (x) the Company shall have received an update ("Company Update Letter") to the Previous Company Auditor's Letter which specifies a range above which an award or judgment is not favored by the balance of probabilities, and (y) (A) such range shall not exceed that specified in the Previous Company Auditor's Letter, or (B) if such range as set forth in the Company Update Letter exceeds the range set forth in the Previous Company Auditor's Letter, an award or judgment in such range would not have, or would not reasonably be expected to have so far as can be foreseen at the time, a Company Material Adverse Effect.

         8.3. Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Effective Time of each of the following conditions, any or all of which may be waived in whole or in part by the Company to the extent permitted by applicable law:

         (a) Representations and Warranties True. The representations and warranties of RSI and Merger Sub contained in Article VI or otherwise required hereby to be made after the date hereof in a writing expressly referred to herein by or on behalf of RSI and Merger Sub pursuant to this Agreement shall have been true in all material respects when made and at the time of the Closing with the same effect as though such representations and warranties had been made at such time, except (i) for changes specifically permitted by this Agreement or resulting from the consummation of the transactions contemplated hereby and (ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct in all material respects as of such date.

         (b) Performance. RSI and Merger Sub shall have performed or complied in all material respects with all agreements and conditions contained herein required to be performed or complied with by them prior to or at the time of the Closing.

         (c) Compliance Certificate. RSI shall have delivered to the Company a certificate, dated the date of the Closing, signed by the President or any Vice President of RSI, certifying as to the fulfillment of the conditions specified in Section 8.3(a) and
(b).

         (d) Opinions of Counsel for RSI. The Company shall have received from Jones, Day, Reavis & Pogue and Maslon Edelman Borman & Brand, or other counsel for RSI satisfactory to the Company, opinions, dated the Closing Date, covering the items specified in Exhibit C attached to this Agreement.

         (e) Registration Rights Agreement. The Registration Rights Agreement, duly executed by RSI, shall have been received by the other parties thereto.

         (f) Employment Agreements. The individuals listed on the employment agreements included as Exhibit D hereto shall have received executed employment agreements from RSI in the respective forms of such exhibit.

         (g) Legal Proceedings. With respect to any action, suit, arbitration or other proceeding pending against RSI or any Subsidiary thereof as of the date of this Agreement where the amount in controversy exceeds $10.0 million ("Covered RSI Proceeding"), (i) a final non-appealable judgment or award shall have been entered in such Covered RSI Proceeding, or a binding settlement agreement of such Covered RSI Proceeding shall have been executed and delivered, providing in each such case for (A) a judgment or award in favor of RSI or such Subsidiary, or (B) payment by RSI or such Subsidiary of, or the imposition of fines or other remedies against RSI or such Subsidiary involving, an amount (I) not in excess of the range specified in any letter or opinion of RSI's counsel in such Covered RSI Proceeding to RSI's auditors during the 12 months preceding the date of this Agreement ("Previous RSI Auditor's Letter") or (II) if such amount is in excess of such range, the payment of such amount does not have, or would not reasonably be expected to have (so far as can be foreseen at the time), an RSI Material Adverse Effect, or (ii) if such Covered RSI Proceeding has not been finally resolved, (x) RSI shall have received an update ("RSI Update Letter") to the Previous RSI Auditor's Letter which specifies a range above which an award or judgment is not favored by the balance of probabilities, and (y) (A) such range shall not exceed that specified in the Previous RSI Auditor's Letter, or (B) if such range as set forth in the RSI Update Letter exceeds the range set forth in the Previous RSI Auditor's Letter, an award or judgment in such range would not have, or would not reasonably be expected to have so far as can be foreseen at the time, an RSI Material Adverse Effect.

                                   ARTICLE IX

                                   TERMINATION

         9.1. Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after approval of matters presented in connection with the Merger by holders of RSI Common Shares or holders of the Shares, by the mutual written consent of the Boards of Directors of each of RSI and the Company.

         9.2. Termination by Either RSI or the Company. This Agreement may be terminated (upon notice from the terminating party to the other parties) and the Merger may be abandoned by action of the Board of Directors of either RSI or the Company at any time prior to the Effective Time, before or after approval of the issuance of RSI Common Shares in connection with the Merger by holders of the Shares or holders of the RSI Common Shares, if (a) the Merger shall not have been consummated by July 31, 1996 (provided that the right to terminate this Agreement under this clause (a) shall not be available to any party whose failure to perform its covenants set forth in this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date),
(b) any court of competent jurisdiction in the United States or Governmental Body in the United States shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; provided, that the party seeking to terminate this Agreement pursuant to this clause (b) shall have used all reasonable efforts to remove such order, decree, ruling or other action, or (c) the approval of RSI's stockholders required by Section 8.1(a) is not obtained at the RSI Stockholders Meeting or at any adjournment thereof.

         9.3. Termination by RSI. This Agreement may be terminated (upon notice from RSI to the Company) and the Merger may be abandoned at any time prior to the Effective Time, before or after approval of the issuance of RSI Common Shares in connection with the Merger by holders of RSI Common Shares, by action of the Board of Directors of RSI, if (i) the Company shall have failed to comply in any material respect with any of the covenants, conditions or agreements contained in this Agreement to be complied with or performed by the Company at or prior to such date of termination, which failure to comply has not been cured within thirty Business Days following receipt by the Company of notice of such failure to comply, (ii) any of the ML Entities shall have failed to comply in any material respect with any of the covenants, conditions or agreements contained in the ML Agreement to be complied with or performed by any of the ML Entities at or prior to the such date of termination, which failure to comply has not been cured by such ML Entity within thirty Business Days following receipt by such ML Entity of notice of such failure to comply, (iii) any representation or warranty of the Company contained in this Agreement shall not be true in all material respects when made (provided such breach has not been cured within thirty Business Days following receipt by the Company of notice of the breach) or on and as of the Effective Time as if made on and as of the Effective Time, except that those representations and warranties which address matters only as of a particular date shall remain true in all material respects as of such date, or (iv) any representation or warranty of any ML Entity contained in the ML Agreement shall not be true in all material respects when made (provided such breach has not been cured within thirty Business Days following receipt by such ML Entity of notice of the breach) or on and as of the Effective Time as if made on and as of the Effective Time, except that those representations and warranties which address matters only as of a particular date shall remain true in all material respects as of such date.

         9.4. Termination by the Company. This Agreement may be terminated (upon notice from the Company to RSI) and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by holders of the Shares, by action of the Board of Directors of the Company, if (i) RSI or Merger Sub shall have failed to comply in any material respect with any of the covenants, conditions or agreements contained in this Agreement to be complied with or performed by RSI or Merger Sub at or prior to such date of termination, which failure to comply has not been cured with thirty Business Days following receipt by the breaching party of notice of such failure to comply, or (ii) any representation or warranty of RSI or Merger Sub contained in this Agreement shall not be true in all material respects when made (provided such breach has not been cured within thirty Business Days following receipt by the breaching party of notice of the breach) or on and as of the Effective Time as if made on and as of the Effective Time, except that those representations and warranties which address matters only as of a particular date shall remain true in all material respects as of such date. Notwithstanding anything to the contrary contained in this Section 9.4, the Company may terminate this Agreement if, (x) as permitted pursuant to the proviso to Section 7.5, RSI has refused to consent to any divestiture, hold separate or similar transaction on the part of the Company, or RSI refuses to take or commit to take any action referred to in such proviso, in each case that is required, in the reasonable opinion of the Company, for the consummation of the transactions contemplated by this Agreement, and (y) RSI has failed to make such consent or to take or commit to be taken such action, within ten Business Days following receipt by RSI of notice of the Company's intention to terminate this Agreement on that basis.

         9.5. Effect of Termination and Abandonment. In the event of termination of this Agreement and abandonment of the Merger pursuant to this Article IX, no party hereto (or any of its directors or officers) shall have any liability or further obligation under this Agreement, except the obligations of the parties pursuant to Sections 7.6(b) and (c), 7.12, 10.1, 10.2, 10.4, 10.5, 10.6,
10.7, 10.9, 10.10, 10.11, 10.12 and 10.13, except that nothing herein will relieve any party from liability for any wilful breach of any of its representations and warranties, covenants or other agreements set forth in this Agreement; provided, however, that the failure of RSI or the Company to close the transactions contemplated by the Commitment Letter shall not be deemed to be a wilful breach of any of its representations and warranties, covenants or other agreements set forth in this Agreement; provided, further, however, that the payment by RSI of the amounts referred to in Section 10.1(b) shall be liquidated damages and following the payment of such amounts, RSI shall have no liability or further obligation under this Agreement except pursuant to Section 7.6(c), 7.12, 10.1, 10.2, 10.4, 10.5, 10.6, 10.7, 10.9, 10.10, 10.11, 10.12 and 10.13.


                                    ARTICLE X

                            MISCELLANEOUS AND GENERAL

         10.1. Expenses. (a) Except as set forth in this Section 10.1, each party shall bear its own Expenses, except that in the event of a dispute concerning the terms or enforcement of this Agreement, the prevailing party in any such dispute shall be entitled to reimbursement of reasonable legal fees and disbursements from the other party or parties to such dispute.

                  (b) RSI agrees that if (i) an RSI Alternative Proposal shall have been publicly announced or sent to holders of RSI Common Shares after the date of this Agreement and prior to the RSI Stockholders Meeting, and (ii) the issuance of the RSI Common Shares in connection with the Merger shall not have been approved by the requisite holders of RSI Common Shares in accordance with the rules of the NYSE at the RSI Stockholders Meeting and (iii) within 12 months of the date on which such meeting is held a definitive agreement with respect to such RSI Alternative Proposal is executed by RSI, then simultaneous with the execution of such definitive agreement, unless RSI shall have properly terminated this Agreement pursuant to Section 9.2(a) or (b), or Section 9.3, RSI shall pay to the Company an amount equal to $4,500,000 plus all Expenses (not to exceed $1,000,000) incurred by the Company.

         10.2. Notices, Etc. All notices, requests, demands or other communications required by or otherwise with respect to this Agreement shall be in writing and shall be deemed to have been duly given to any party when delivered personally (by courier service or otherwise), when delivered by telecopy and confirmed by return telecopy, or seven days after being mailed by first-class mail, postage prepaid and return receipt requested in each case to the applicable addresses set forth below:

         If to the Company:

              US Foodservice Inc.
              1065 Highway 315
              Crosscreek Pointe
              Wilkes-Barre, PA  18702
              Attn:  Frank H. Bevevino, Chairman of the Board
                        and Chief Executive Officer
              Telecopy:  (717) 822-0909

              with a copy to:

              Philip H. Werner, Esq.
              Morgan, Lewis & Bockius LLP
              101 Park Avenue
              New York, NY  10178
              Telecopy:  (212) 309-6273

         If to RSI:

              Rykoff-Sexton, Inc.
              1050 Warrenville Road
              Lisle, IL  60532-5201
              Attn:  Mark Van Stekelenburg, Chairman,
                     President and Chief Executive
                     Officer
              Telecopy:  (708) 971-6588

              with a copy to:

              Elizabeth C. Kitslaar, Esq.
              Jones, Day, Reavis & Pogue
              77 W. Wacker
              Chicago, IL  60601-1692
              Telecopy:  (312) 782-8585

or to such other address as such party shall have designated by notice so given to each other party.

         10.3. Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified except by an instrument in writing signed by all the parties hereto. This Agreement may be amended by the parties hereto, by action taken by their respective Board of Directors, at any time before or after approval of matters presented in connection with the Merger by the stockholders of the Company, Merger Sub and RSI, but after any such stockholder approval, no amendment shall be made which by law requires the further approval of stockholders without obtaining such further approval.

         10.4. No Assignment. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties and their respective successors and assigns; provided that, except as otherwise expressly set forth in this Agreement, neither the rights nor the obligations of any party may be assigned or delegated without the prior written consent of the other party.

         10.5. Entire Agreement. This Agreement (together with the ML Agreement, the Exhibits and Schedules hereto and thereto, the Company Disclosure Statement, the RSI Disclosure Statement and the Confidentiality Agreements dated as of November 20, 1995 and December 11, 1995, between RSI and the Company) embodies the entire agreement and understanding between the parties relating to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. There are no representations, warranties or covenants by the parties hereto relating to such subject matter other than those expressly set forth in this Agreement (including the Company Disclosure Statement and the RSI Disclosure Statement) and any writings expressly required hereby.

         10.6. Specific Performance. The parties acknowledge that money damages are not an adequate remedy for violations of this Agreement and that any party may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunctive or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable law, each party waives any objection to the imposition of such relief.

         10.7. Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

         10.8. No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

         10.9. No Third Party Beneficiaries. Except as provided in Sections 7.13, 7.14 and 7.16, the provisions of which may be enforced by the intended beneficiaries thereof, this Agreement is not intended to be for the benefit of and shall not be enforceable by any Person who or which is not a party hereto.

         10.10. Jurisdiction. Each party hereby irrevocably submits to the exclusive jurisdiction of the Court of Chancery in the State of Delaware in any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such court (and waives any objection based on forum non conveniens or any other objection to venue therein); provided, however, that such consent to jurisdiction is solely for the purpose referred to in this Section 10.10 and shall not be deemed to be a general submission to the jurisdiction of said Court other than for such purpose. RSI and the Company hereby waive any right to a trial by jury in connection with any such action, suit or proceeding.

         10.11. Governing Law. This Agreement and all disputes hereunder shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to principles of conflict of laws that would apply the laws of any other jurisdiction.

         10.12. Name, Captions, Etc. The name assigned this Agreement and the section captions used herein are for convenience of reference only and shall not affect the interpretation or construction hereof. Unless otherwise specified,
(a) the terms "hereof", "herein" and similar terms refer to this Agreement as a whole and (b) references herein to Articles or Sections refer to articles or sections of this Agreement.

         10.13. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies each signed by less than all, but together signed by all, the parties hereto.

         10.14. Knowledge. The term "knowledge" or "best knowledge" and any derivatives thereof when applied to any party to this Agreement shall refer only to the actual knowledge of that party (or in the case of a corporation, partnership or other entity, the actual knowledge of its executive officers), but no information known by any other employee, or any attorney, accountant or other representative, of such party shall be imputed to such party.

         10.15. Nonsurvival of Representations and Warranties. All representations and warranties and agreements in this Agreement or in any certificate delivered pursuant to this Agreement (a) shall be deemed to the extent expressly provided herein to be conditions to the Merger and (b) shall not survive the Merger, provided, however, that the agreements contained in
Article IV, this Article X and Sections 7.13, 7.14 and 7.16 shall survive the Merger and Section 9.5 shall survive termination.

         10.16. No Other Representations and Warranties. Without limiting the generality of Section 10.5, each party agrees that neither it nor any Affiliate or stockholder thereof, nor any of their respective partners, officers, directors, employees or representatives makes, has made or shall be deemed to have made, any representation or warranty, express or implied, to any other party or to any Affiliate or stockholder thereof or any of their respective partners, officers, directors, employees or representatives with respect to (a) the execution and delivery of this Agreement or the transactions contemplated hereby; (b) any financial projections heretofore or hereafter delivered to or made available to any such Persons or their counsel, accountants, advisors, representatives or Affiliates, and agrees that it has not and will not rely on such financial projections in connection with its evaluation of any other party or the Merger; or (c) any information, statement or document heretofore or hereafter delivered to or made available to any such Persons or their counsel, accountants, advisors, representatives or Affiliates with respect to any other party or the businesses, operations or affairs of any other party, except (with respect to clauses (a) and (c) only), to the extent and as expressly covered by a representation and warranty contained in Articles V or VI hereof or contained in the ML Agreement or the other agreements expressly referred to herein or therein.

         IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties set forth below.


                                   US FOODSERVICE INC.



                                   By: /s/ Frank H. Bevevino
                                       ---------------------------------
                                       Name:   Frank H. Bevevino
                                       Title:  Chairman and Chief
                                               Executive Officer


                                   RYKOFF-SEXTON, INC.



                                   By: /s/ Mark Van Stekelenburg
                                       ---------------------------------
                                       Name:   Mark Van Stekelenburg
                                       Title:  Chairman, President
                                               and Chief Executive
                                               Officer


                                   USF ACQUISITION CORPORATION



                                   By: /s/ Mark Van Stekelenburg
                                       ---------------------------------
                                        Name:   Mark Van Stekelenburg
                                        Title:  President